Exhibit 4.3

21 April 2005

hanarotelecom incorporated
as Borrower

DBS BANK LTD
DEUTSCHE BANK AG, HONG KONG BRANCH
JPMORGAN CHASE BANK, N.A., HONG KONG BRANCH
THE KOREA DEVELOPMENT BANK
ABN AMRO BANK N.V., SEOUL BRANCH
BNP PARIBAS, SEOUL BRANCH
CALYON
CHOHUNG BANK
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., HONG
KONG BRANCH
KOOKMIN BANK
KOREA EXCHANGE BANK
ING BANK N.V., SINGAPORE BRANCH
NATIONAL AGRICULTURAL COOPERATIVE FEDERATION
SHINHAN BANK
SOCIÉTÉ GÉNÉRALE, SEOUL BRANCH
STANDARD CHARTERED BANK
and
WESTLB AG HONG KONG BRANCH
as Mandated Lead Arrangers

KOREA EXCHANGE BANK, HONG KONG BRANCH
as Administrative Agent

THE KOREA DEVELOPMENT BANK
as Paying Agent

THE KOREA DEVELOPMENT BANK
as Security Agent

SENIOR SECURED CREDIT FACILITY AGREEMENT

THIS AGREEMENT is dated 21 April 2005 between:

(1)	hanarotelecom incorporated (the “Borrower”);

(2)	DBS BANK LTD, DEUTSCHE BANK AG, HONG KONG BRANCH, JPMORGAN CHASE BANK, N.A., HONG KONG BRANCH, THE KOREA DEVELOPMENT BANK, ABN AMRO BANK N.V., SEOUL BRANCH, BNP PARIBAS, SEOUL BRANCH, CALYON, CHOHUNG BANK, COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., HONG KONG BRANCH, KOOKMIN BANK, KOREA EXCHANGE BANK, ING BANK N.V., SINGAPORE BRANCH, NATIONAL AGRICULTURAL COOPERATIVE FEDERATION, SHINHAN BANK, SOCIÉTÉ GÉNÉRALE, SEOUL BRANCH, STANDARD CHARTERED BANK and WESTLB AG HONG KONG BRANCH (the “Mandated Lead Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(4)	KOREA EXCHANGE BANK, HONG KONG BRANCH, as administrative agent of the other Finance Parties (the “Administrative Agent”);

(5)	THE KOREA DEVELOPMENT BANK as paying agent of the other Finance Parties (the “Paying Agent”); and

(6)	THE KOREA DEVELOPMENT BANK as security agent of the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agents” means the Administrative Agent, the Paying Agent and the Security Agent and unless the context otherwise requires, “Agent” means any one of them.

“Agent’s Spot Rate of Exchange” means, in relation to the conversion of an amount in KRW or USD (the “first currency”) into USD or KRW, as the case may be, the average KRW / USD interbank foreign exchange trading rate on Reuters screen KFTC 18 published by Seoul Money Brokerage Services, Ltd at 9 a.m. on the calculation date. If such Reuters screen is replaced or ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Agreed Hedging Policy” means the hedging policy outlined in the document submitted by the Borrower in satisfaction of paragraph (c) of Clause 7 (Other documents and evidence) of Part I of Schedule 2 (Conditions Precedent), such Agreed Hedging Policy to provide for (inter alia) currency and interest rate hedging arrangements in relation to:

(a)	100% of the aggregate amount of all Loans outstanding under Facility A and Facility B2 from time to time (in relation to each such Loan, such currency hedging arrangements to be entered into within 45 days of the Utilisation of that Loan and to have a duration at least equal to the period which is 80% of the term of that Loan)

(b)	50% of the aggregate amount of all Indebtedness for Borrowed Money of the Borrower outstanding in any currency other than KRW other than any Indebtedness for Borrowed Money incurred by the Borrower under the Facilities and under any other debt facility which has a tenor of no longer than 364 days (such currency hedging arrangements to be entered into within 45 days of the date of the Agreement or the date of incurrence of such other Financial Indebtedness for Borrowed Money and to have a duration which expires after the Final Maturity Date in respect of Facility B and Facility C or, if earlier, the scheduled maturity date of such Indebtedness for Borrowed Money); and

(c)	interest rate hedging as contemplated by and in accordance with Clause 21.9 (Hedging),

such currency and interest rate hedging arrangements being entered into or continued for the purposes of hedging currency and interest rate exposure under the Facilities and other currency exposure of the Borrower and (in each case) not for speculative or investment purposes. For the avoidance of doubt, it is confirmed that the existing hedging agreements entered into between the Borrower and Korea Exchange Bank, The Korea Development Bank and Calyon Seoul Branch (the “Existing Hedging Counterparties”) pursuant to hedging arrangements (the “Existing Hedging Agreements”) entered into for the Existing Facility are in compliance with the Agreed Hedging Policy.

“AIG Investors” means AIF II NT, Ltd and AOF NT, Ltd (and “AIG Investor” means any one of them).

“Annual Quarterly Date” means the fourth Quarterly Date falling after the First Utilisation Date and each successive fourth Quarterly date falling thereafter.

“Applicable Base Rate” means, in relation to a Loan under:

(a)	Facility A, LIBOR;

(b)	Facility B1, the Bond Base Rate;

(c)	Facility B2, LIBOR; and

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(d)	Facility C, the CD Base Rate.

“Applicable Margin” means, as the case may be:

(a)	the Facility A Applicable Margin;

(b)	the Facility B1 Applicable Margin;

(c)	the Facility B2 Applicable Margin; and

(d)	the Facility C Applicable Margin.

“Approved Existing Security” means the Security listed in Schedule 6 (Approved Existing Security).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means, in respect of the Borrower, each of the persons named in the power of attorney delivered to the Administrative Agent pursuant to paragraph 1(c)(ii) of Part 1 of Schedule 2 (Conditions precedent), and any other authorised signatory of the Borrower notified in writing to the Administrative Agent from time to time (and in respect of which a copy, certified as a true and correct copy by another Authorised Signatory of the Borrower, of that authorised signatory’s specimen signature, has been delivered to the Administrative Agent together with the appropriate power of attorney duly executed by the representative director for the Borrower).

“Availability Period” means the Facility A Availability Period, the Facility B Availability Period or the Facility C Availability Period, as the case may be.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Loans under that Facility; and

(b)	for the purposes of Clause 5 (Utilisation), in relation to any proposed Loan, the amount of its participation in any other Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than, for the purposes of Clause 5 (Utilisation), in relation to any proposed Loan under Facility C only, that Lender’s participation in any Facility C Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment(s) in respect of that Facility.

“Bond Base Rate” means, in relation to any Facility B1 Loan under the rate per annum which shall be determined by the Administrative Agent to be equal to the arithmetic mean (rounded upwards to the nearest 1/100 % of 1%) of the yield of KRW-denominated corporate bonds with a remaining period to maturity of 3 years issued by public offering by a company with an A+ credit rating, as published by The Korea Securities Dealers Association at the close of business on each of the 6 business days (in

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Korea) prior to the Relevant Quotation Date, provided that, if quotations of such yield are not available, the Administrative Agent shall determine the Bond Base Rate on the basis of another comparable source or sources reasonably selected by it after consultation with those Lenders with Facility B1 Commitments and the Borrower.

“Break Costs” means:

(a)	in relation to a Facility B1 Loan the amount calculated in accordance with the following formula:

BC= (V x P x (D/365)) / (1 + DR)D/365

Where:

BC	is the amount of the Break Costs (which shall not be less than zero).

V	is the amount (which shall not be less than zero) equal to (i) the applicable interest rate for such Facility B1 Loan on the date of prepayment (excluding the relevant Applicable Margin) minus (ii) the Bond Base Rate as at that date.

P	is the principal amount of such Facility B1 Loan prepaid.

D	is the actual number of days from and including the date of prepayment to the earlier of (A) the next succeeding Relevant Quotation Date in respect of that Facility B1 Loan and (B) the Final Maturity Date in respect of Facility B.

DR	is the Bond Base Rate on the date of prepayment in respect of Facility B1;

(b)	in relation to a Facility C Loan the amount calculated in accordance with the following formula:

BC = (V x P x (D/365))

Where:

BC	is the amount of the Break Costs (which shall not be less than zero).

V	is the amount (which shall not be less than zero) equal to (i) the applicable interest rate for such Facility C Loan on the date of prepayment (excluding the relevant Applicable Margin) minus (ii) the CD Base Rate as at that date.

P	is the principal amount of such Facility C Loan prepaid.

D	is the actual number of days from and including the date of prepayment to the earlier of (A) the next succeeding Relevant Quotation Date in respect of that Facility C Loan and (B) the Final Maturity Date in respect of Facility C;

(c)	in relation to (A) a Facility A Loan or a Facility B2 Loan or (B) any Unpaid Sum, the amount (if any) by which:

(i)	the interest (excluding the relevant Applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in such Loan or any Unpaid Sum to the last day of the current Interest Period, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the business day in Seoul or London, as the case may be, following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means each annual budget of the Borrower delivered to the Administrative Agent pursuant to and in accordance with paragraph (ii) of Clause 19.5 (Information: miscellaneous), substantially in the form set out in Schedule 10 (Form of Budget).

“Business Day” means, unless otherwise specified in this Agreement, a day (other than a Saturday or Sunday) which is not a public holiday and on which banks are open for general business in Seoul, Hong Kong, New York and (in relation to the determination of LIBOR only) London.

“Business Plans” means the Initial Business Plan and the Thrunet Business Plan (and “Business Plan” means any of them).

“Capital Stock” means:

(a)	in the case of a corporation, capital stock;

(b)	in the case of an association or business entity, any and all shares, interests, participations, options, warrants, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Expenditure” has the meaning given to it in Clause 20.1 (Financial definitions).

“CD Base Rate” means, in relation to any Facility C Loan, the final quotation yield rate for 91 day KRW-denominated negotiable certificates of time deposit, as announced on the Relevant Quotation Date by The Korea Securities Dealers Association, provided that, if such quotation is not available, the Administrative Agent shall determine the CD

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Base Rate on the basis of another comparable source or sources reasonably selected by it after consultation with those Lenders with Facility C Commitments and the Borrower.

“Change of Control” means the occurrence of any of the following events:

(a)	the consummation of any transaction the result of which is that any “person” or “group” (as such terms are used for purposes of Section 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”)), other than the AIG Investors, the Newbridge Investor, TVG Ltd. or any other company or partnership that is directly or indirectly controlled by American International Group, Inc., Newbridge Capital, Inc or TVG Ltd. (or any of their respective affiliates), is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 45% of the Voting Stock of the Borrower; or

(b)	the approval by the shareholders of the Borrower of a plan of liquidation or dissolution of the Borrower.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and the Rating Agency Condition.

“Clearing House” means the Seoul Clearing House, an institution appointed by the Minister of the Ministry of Justice of Korea pursuant to Article 83 of the Bills of Exchange and Promissory Notes Act of Korea and Article 69 of the Cheques Act of Korea and operated by the Korea Financial Telecommunications and Clearing Institute for settlement activities by way of exchange of bills of exchange, promissory notes and cheques in Korea.

“Commitment” means:

(a)	in respect of Facility A, the Facility A Commitment of any Lender;

(b)	in respect of Facility B1, the Facility B1 Commitment of any Lender;

(c)	in respect of Facility B2, the Facility B2 Commitment of any Lender; and

(d)	in respect of Facility C, the Facility C Commitment of any Lender.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate) signed by two (2) Authorised Signatories of the Borrower (one of whom must be either the Chief Financial Officer or the Chief Executive Officer of the Borrower).

“Consolidated Material Company” means a Material Company other than any Equity Linked Investment.

“Consolidated Group” has the meaning given to it in Clause 20.1 (Financial definitions).

“Corporate Bond Facility” means the US$500,000,000 7% Notes due 2012 of the Borrower issued on or around 1 February 2005.

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“CRA” means the Corporate Reorganization Act of Korea (Law Number 1214 (enacted in 1962)) and all regulations, rules and decrees promulgated under the CRA.

“CRPL” means the Corporate Restructuring Promotion Law of Korea (Law Number 06504 (enacted in 2001)) and all regulations, rules and decrees promulgated under the CRPL.

“Debt Cover” means the ratio of Consolidated Indebtedness to Consolidated EBITDA, as calculated in accordance with Clause 20.2 (Financial condition).

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice or any combination of any of the foregoing) be an Event of Default.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any Obligor or Consolidated Material Company conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor or Consolidated Material Company conducted on or from the properties owned or used by the relevant Obligor or Consolidated Material Company.

“Equity Linked Investment” means any company, other entity, any business or interest therein which is acquired by the Borrower where the consideration for such acquisition comprises:

(a)	share capital in the Borrower; and/or

(b)	any equity linked instrument (including any convertible bond) issued by the Borrower provided that the aggregate amount of any Financial Indebtedness of the Borrower incurred under any such equity linked instrument which is capable of being redeemed other than by reason of a tax event or default on or before the Final Maturity Date for Facility C shall not exceed KRW200,000,000,000 or its equivalent; and/or

(c)	any cash or other assets of the Borrower not exceeding KRW75,000,000,000 (or its equivalent) for all such acquisitions,

or any combination of (a), (b) or (c) above.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

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“Existing Facility” means the KRW720,000,000,000 senior secured credit facilities extended to the Borrower pursuant to a credit agreement dated 13 November 2003 (as amended from time to time).

“Facilities” means Facility A, Facility B and Facility C.

“Facility A” means the USD term loan facility made available under this Agreement as described in Clause 2.1(a) (The Facilities).

“Facility A Applicable Margin” means the rate per annum in relation to Facility A determined in accordance with Schedule 8 (Applicable Margins).

“Facility A Availability Period” means the period from and including the date of this Agreement to and including the day falling 3 months after the date of this Agreement.

“Facility A Commitment” means

(a)	in relation to an Original Lender, the sum of all amounts set opposite its name under the heading “Facility A” in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means each of the dates specified in Clause 6.1 (Repayment of Term Loans) as “Facility A Repayment Dates” provided that if any such day is not a Business Day, the repayment date shall be the next following Business Day.

“Facility A Repayment Instalment” means each of the repayment instalments in respect of the Facility A Loan referred to Clause 6.1 (Repayment of Term Loans).

“Facility B” means Facility B1 and Facility B2.

“Facility B Availability Period” means the period from and including the date of this Agreement to and including the day falling 18 months after the date of this Agreement.

“Facility B Loan” means a Facility B1 Loan and/or a Facility B2 Loan.

“Facility B Repayment Date” means each of the dates specified in Clause 6.1 (Repayment of Term Loans) as “Facility B Repayment Dates” provided that if any such day is not a Business Day, the repayment date shall be the next following Business Day.

“Facility B Repayment Instalment” means each of the repayment instalments in respect of Facility B Loans referred to in Clause 6.1 (Repayment of Term Loans).

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“Facility B1” means the KRW term loan facility made or to be made available under this Agreement as described in Clause 2.1(b) (The Facilities).

“Facility B1 Applicable Margin” means the rate per annum in relation to Facility B1 determined in accordance with Schedule 8 (Applicable Margins).

“Facility B2 Applicable Margin” means the rate per annum in relation to Facility B2 determined in accordance with Schedule 8 (Applicable Margins).

“Facility B1 Commitment” means:

(a)	in relation to an Original Lender, the sum of all amounts set opposite its name under the heading “Facility B1” in Schedule 1 (The Original Lenders) and the amount of any other Facility B1 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B1 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B1 Loan” means a loan made or to be made under Facility B1 or the principal amount outstanding for the time being of that loan.

“Facility B2” means the USD term loan facility made or to be made available under this Agreement as described in Clause 2.1(c) (The Facilities).

“Facility B2 Commitment” means:

(a)	in relation to an Original Lender, the sum of all amounts set opposite its name under the heading “Facility B2” in Schedule 1 (The Original Lenders) and the amount of any other Facility B2 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B2 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B2 Loan” means a loan made or to be made under Facility B2 or the principal amount outstanding for the time being of that loan.

“Facility C” means the revolving credit facility made available under this Agreement as described in Clause 2.1(d) (The Facilities).

“Facility C Applicable Margin” means the rate per annum in relation to Facility C determined in accordance with Schedule 8 (Applicable Margins).

“Facility C Availability Period” means the period from and including the date of this Agreement to and including the day falling 1 month prior to the Final Maturity Date for Facility C.

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“Facility C Commitment” means:

(a)	in relation to an Original Lender, the sum of all amounts set opposite its name under the heading “Facility C” in Schedule 1 (The Original Lenders) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C Loan” means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or before the date of this Agreement between the relevant Finance Parties and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

“Final Maturity Date” means in respect of Facility A, 13 November 2008 and in respect of Facility B and Facility C, 13 May 2010 provided that if any such day is not a Business Day, the Final Maturity Date shall be the next following Business Day.

“Finance Document” means this Agreement, any Fee Letter, the Hedging Agreements, the Security Documents, any Accession Letter and any other document designated as such by the Administrative Agent and the Borrower.

“Finance Party” means the Administrative Agent, the Paying Agent, any Hedging Counterparty, a Mandated Lead Arranger, a Lender or the Security Agent.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Korean GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

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(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares (other than redeemable shares having a redemption date later than the Final Maturity Date of Facility C);

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“First Utilisation Date” means the first date after the date of this Agreement on which any Loan is made under any Facility.

“Group” means the Borrower and its Subsidiaries from time to time.

“Guarantor” means a Subsidiary which becomes a Guarantor in accordance with Clause 24.2 (Guarantor accession).

“Hedging Agreements” means any agreement entered into or continued, or to be entered into, by the Borrower and a Hedging Counterparty for the purpose of hedging interest rate and/or exchange rate fluctuations in relation to the Facilities including the Existing Hedging Agreements, in accordance with the Agreed Hedging Policy.

“Hedging Counterparty” means a Lender or an Affiliate of a Lender that has entered into a Hedging Agreement, the Existing Hedging Counterparties or any other person who has entered into a Hedging Agreement provided that such person was a Lender or an Affiliate of a Lender at the time of entry into such Hedging Agreement, or any other party named as a potential Hedging Counterparty in the Agreed Hedging Policy.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indebtedness for Borrowed Money” means Financial Indebtedness except for:

(a)	any indebtedness for or in respect of paragraphs (g) and (h) of the definition of “Financial Indebtedness”; and

(b)	any indebtedness for or in respect of paragraph (k) of the definition of “Financial Indebtedness” to the extent such indebtedness is in respect of any of the items referred to in paragraphs (g) and (h) of that definition.

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“Information Memorandum” means the document in the form approved in writing by the Borrower concerning the Borrower which, at its request and on its behalf, was prepared in relation to this transaction and distributed by certain Mandated Lead Arrangers to selected financial institutions before the date of this Agreement.

“Initial Business Plan” means the financial projections of the Borrower contained in Section 7 (Financial Projections) of the Information Memorandum, such projections being for a period of no less than five (5) years from and including 2005.

“Intellectual Property Kun-Pledge Agreement” means the intellectual property kun-pledge agreement dated on or about the date hereof executed by the Borrower granting the Intellectual Property Kun-Pledge (as defined in paragraph 3(c)(iii) of Part 1 Schedule 2 (Conditions Precedent)) in favour of the Secured Parties.

“Intellectual Property” means all know-how, patents, trade marks, designs, trading names, copyrights and other intellectual property rights (in each case whether registered or not and including all applications for the same).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Korea” means the Republic of Korea.

“Korean Business Day” means a day (other than a Saturday or Sunday or a public holiday) on which commercial banks are open for general business in Seoul.

“Korean GAAP” means generally accepted accounting principles in Korea, as amended from time to time.

“KRW Loan” means a Loan made under Facility B1 or Facility C.

“Kun-Mortgage Agreement” means the kun-mortgage agreement dated on or about the date hereof executed by the Borrower granting the Kun-Mortgage (as defined in paragraph 3(c)(i) of Part 1 Schedule 2 (Conditions Precedent)) in favour of the Secured Parties.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means:

(a)	the Screen Rate; or

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(b)	(if no Screen Rate is available for US Dollar deposits for the relevant Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to the nearest 1/16% of 1%) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11:00 a.m. (London time) on the Relevant Quotation Date for the offering of US Dollar deposits and for a period comparable to the relevant Interest Period.

“Licensing Authority” means the Ministry of Information and Communication, or such other body or person from time to time vested with similar authority.

“Loan” means a Facility A Loan, a Facility B Loan or a Facility C Loan.

“Majority Lenders” means:

(a)	(if no Loan is outstanding), a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction of the Total Commitments to zero; or

(b)	(if any Loan is outstanding), a Lender or Lenders the sum of whose participations in the Loans then outstanding and whose Available Commitments for any and all Facilities is more than 66 2/3% of the KRW equivalent of all the Loans then outstanding and total Available Commitments.

For the purposes of paragraphs (a) and (b) above, the amount of any Loan, any Available Commitment or any Commitment in respect of any Facility that is expressed to be in USD shall be converted into KRW at the Specified Rate of Exchange.

“Material Adverse Effect” shall mean:

(a)	a material adverse effect on the financial condition, results of operation, business, assets, operations, business strategy or regulatory status of the Borrower or the Group taken as a whole;

(b)	any material impairment of the ability of any Obligor to perform any of its obligations under the Finance Documents or any such agreement; or

(c)	any material impairment of the rights of or benefits available to the Finance Parties under the Finance Documents.

“Material Company” means, at any time:

(a)	a Subsidiary of the Borrower which:

(i)	has gross assets (calculated on a consolidated basis if such Subsidiary has any Subsidiary) representing 10 per cent. or more of consolidated gross assets of the Group; and / or

(ii)	has turnover (calculated on a consolidated basis if such Subsidiary has any Subsidiary) representing 10 per cent. or more of consolidated turnover of the Group; and

Senior Secured Credit Facility Agreement

(b)	provided that the Thrunet Acquisition occurs, Thrunet.

Compliance with the conditions set out in paragraphs (a)(i) and (ii) shall be determined by reference to the most recent Compliance Certificate supplied by the Borrower and/or the latest financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group. However if a Subsidiary has been acquired since the date at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group’s auditors as representing an accurate reflection of the revised consolidated gross assets or consolidated turnover of the Group).

A report by the auditors of the Borrower that a Subsidiary is not a Material Company shall in the absence of manifest error, be conclusive and binding on all Parties.

“Material Contract” means any contract, agreement or arrangement entered into by any Consolidated Material Company the breach, repudiation or other non-performance of which, or termination (otherwise than in accordance with its terms (except where such termination occurs by reason of a default by such Consolidated Material Company)) would reasonably be expected to have a Material Adverse Effect.

“Moody’s” means Moody’s Investors Service, Inc. and its affiliates or their successors.

“Network System” means all of the Borrower’s modems, transmission assets, exchange and information processing systems.

“Newbridge Investor” means Newbridge Asia HT, L.P.

“Notes” means any or all of the notes issued under the Corporate Bond Facility.

“Obligor” means the Borrower or a Guarantor.

“Original Financial Statements” means:

(a)	the audited financial statements of the Borrower; and

(b)	the audited (to the extent capable of audit under Korean GAAP) consolidated financial statements of each of the Consolidated Group and the Group;

in each case for the financial year ended 31 December 2004.

“Original USD Lender” means KDB Ireland Limited.

“Party” means a party to this Agreement.

“Permitted Acquisitions” means any acquisition permitted pursuant to and in accordance with Clause 21.22 (Acquisitions).

“Permitted Capital Expenditure” means Capital Expenditure permitted pursuant to and in accordance with Clause 20.2 (Financial condition).

Senior Secured Credit Facility Agreement

“Person” or “person” means (for the purposes of the definition of “Change of Control” only) any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Quarterly Date” means February 13, May 13, August 13 and November 13 in each calendar year, provided that if any such day is not a Business Day, the Quarterly Date shall be the next following Business Day.

“Rating” means for such time as both Ratings Agencies have given ratings to the Borrower, the lower of those two ratings. If only one Ratings Agency (or no Ratings Agency) has provided a rating in respect of the Borrower, the Rating of the Borrower for the purposes of the definition of “Applicable Margin” in respect of each Facility shall be deemed to be “BB/Ba2 or lower or unrated”.

“Rating Agency” means each of S&P and Moody’s and “Rating Agency” means any one of them.

“Rating Agency Condition” means a reduction, occurring primarily as a result of a Change of Control, in the rating (including “+” and “-” for S&P; “1”, “2” and “3” for Moody’s) with respect to the Notes or, in the event that the Notes cease to be outstanding or rated, the Borrower, by any Rating Agency as of a date not later than 45 days after the effective date of any such Change of Control, below the rating with respect to the Notes or the Borrower (as applicable) by any such Rating Agency on the date of initial issuance of the Notes; provided, however, that (a) no Rating Agency Condition will be deemed to have occurred if the Borrower obtains, prior to the 45th day after the effective date of the Change of Control, notification by each Rating Agency then providing a rating with respect to the Notes or the Borrower (as applicable) that the Change of Control will not result in such Rating Agency reducing its rating with respect to the Notes or the Borrower (as applicable) to a level below its rating with respect to the Notes or the Borrower (as applicable) on the date of the initial issuance of the Notes and (b) a Rating Agency Condition will be deemed to have occurred if at any time none of the Rating Agencies provide a rating with respect to the Notes or the Borrower.

“Real Property” means:

(a)	any land or buildings; and

(b)	fixtures, fittings, fixed plant or machinery from time to time situated on and forming part of such land or buildings.

“Reference Banks” means in relation to LIBOR, the principal London offices of Deutsche Bank AG, DBS Bank Ltd and JPMorgan Chase Bank, N.A. or such other banks as may be appointed by the Administrative Agent with the consent of the Borrower (such consent not to be unreasonably withheld).

“Relevant Interbank Market” means:

(a)	in relation to KRW Loans, the Seoul interbank market; and

Senior Secured Credit Facility Agreement

(b)	in relation to USD Loans, the London interbank market.

“Relevant Jurisdiction” means in relation to any member of the Group:

(a)	the jurisdiction of incorporation of that member of the Group;

(b)	the jurisdiction whose laws govern the perfection of any of the Finance Documents to which that member of the Group is a party;

(c)	the jurisdiction where that member of the Group is conducting its business; and

(d)	the jurisdiction where any asset of that member of the Group, which is subject to, or intended to be subject to, the Transaction Security, is situated.

“Relevant Lender” means:

(a)	in relation to any Facility, a Lender with a Commitment in respect of that Facility; and

(b)	in relation to any Loan made under a Facility, a Lender who has or will have a participation in that Loan.

“Relevant Quotation Date” means, in relation to any period for which an interest rate is to be determined:

(a)	in respect of a Facility C Loan, one Korean Business Day before the first day of that period;

(b)	in respect of a Facility B1 Loan, the first day of the first Interest Period and the first day of each Interest Period thereafter; and

(c)	in respect of a Facility A Loan and a Facility B2 Loan, 2 Business Days before the first day of that period.

“Relevant Refinancing Date” means, in respect of any Utilisation of Facility B, the date which is 10 Business Days after the relevant Utilisation Date in respect of such Utilisation.

“Repeating Representations” means each of the representations and warranties set out in Clause 18 other than the representations and warranties contained in Clause 18.7 (Material Companies), paragraphs (a) to (c) of Clause 18.12 (No misleading information) and Clause 18.29 (Insurances).

“Rollover Loan” means one or more Facility C Loans:

(a)	made or to be made on the same day that a maturing Facility C Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Facility C Loan; and

(c)	made or to be made for the purpose of, refinancing that maturing Facility C Loan.

Senior Secured Credit Facility Agreement

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. and its affiliates or their successors.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for US Dollar deposits and approximately equal to the relevant Interest Period displayed on the appropriate page of the Telerate screen (being, currently, “3740” or, as the case may be, “3750”). If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the USD Lenders.

“Secured Obligations” means all obligations at any time due, owing or incurred by any Obligor to any Secured Party under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).

“Secured Parties” means each Agent, any Hedging Counterparty and a Lender and “Secured Party” means any one of them.

“Secured Property” means all assets of the Group which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect excluding any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances.

“Security Documents” means each of the documents listed as being a Security Document in paragraph 3(c) of Part I of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Shares” means voting common stock in the capital of the Borrower.

“Specified Rate of Exchange” means the rate of exchange of KRW1,000: USD1.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued voting share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

Senior Secured Credit Facility Agreement

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including without limitation any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Loan” means a Facility A Loan or a Facility B Loan.

“Thrunet” means Korea Thrunet Co., Ltd.

“Thrunet Acquisition” means the acquisition of all or a significant portion of the issued share capital of Thrunet by the Borrower.

“Thrunet Business Plan” means the financial projections of both the Borrower and Thrunet delivered to the Administrative Agent pursuant to and in accordance with Clause 19.5 (Information: miscellaneous), such projections being for a period of no less than five (5) years from and including the year in which the Thrunet Acquisition is made.

“Total Commitments” means the aggregate of the Commitments.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being USD201,809,520 at the date of this Agreement.

“Total Facility B1 Commitments” means the aggregate of the Facility B1 Commitments, being KRW250,047,620,000 at the date of this Agreement.

“Total Facility B2 Commitments” means the aggregate of the Facility B2 Commitments, being USD208,142,860 at the date of this Agreement.

“Total Facility C Commitments” means the aggregate of the Facility C Commitments, being KRW60,000,000,000 at the date of this Agreement.

“Transaction Security” means the Security created, or expressed to be created, in favour of the Secured Parties pursuant to the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Administrative Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Administrative Agent and the Borrower execute the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“USD Lender” means a Lender under Facility A or Facility B2.

Senior Secured Credit Facility Agreement

“USD Loan” means a Facility A Loan or a Facility B2 Loan.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Error! Reference source not found.).

“VAT” means value added tax and any other tax of a similar nature.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“WiBro (Wireless Broadband)” means high data rate wireless internet access to PSS (personal subscriber stations) under stationary or mobile environment through the use of 2.3GHz wireless broadband technology.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	any “Agent”, any “Finance Party”, any “Mandated Lead Arranger”, any “Lender”, any “Hedging Counterparty”, any “Obligor”, any “Mandated Lead Arranger”, any “USD Lender”, any “Party”, a “Secured Party” or the “Security Agent” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Administrative Agent or, if not so agreed, is in the form specified by the Administrative Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument (as the case may be) as amended or novated;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	“law” includes any law (including without limitation statutory and common law), statute, constitution, decree, judgment, treaty, regulation, rule, by-law, order, other legislative measure, directive, requirement, request, guideline or interpretation of law by a taxing authority (whether or not having the force of law) of any

Senior Secured Credit Facility Agreement

government, supranational, local government, court, statutory or regulatory or self-regulatory or similar body or authority;

(vii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	unless otherwise specified, a time of day is a reference to Seoul time.

(b)	References to a “Section”, “Clause” or “Schedule” shall, subject to any contrary indication, be construed as a reference to a section or clause hereof or a schedule hereto (as applicable).

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	References to the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) is a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent’s Spot Rate of Exchange.

(e)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived in accordance with the terms of the Finance Documents and an Event of Default is “continuing” if it has not been remedied to the satisfaction of the Majority Lenders (acting reasonably) or waived in accordance with the terms of the Finance Documents.

1.3	Currency symbols and definitions

“KRW” and “Korean Won” denotes the lawful currency of Korea and “$”, “USD” and “US Dollars” denote the lawful currency of the United States of America.

Senior Secured Credit Facility Agreement

SECTION 2
THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms and conditions of this Agreement, the Relevant Lenders make available to the Borrower:

(a)	a USD term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(b)	a KRW term loan facility in the aggregate amount equal to the Total Facility B1 Commitments;

(c)	a USD term loan facility in the aggregate amount equal to the Total Facility B2 Commitments; and

(d)	a revolving credit facility in the aggregate amount equal to the Total Facility C Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose of Facility A

The Borrower shall, on the First Utilisation Date, apply all amounts borrowed by it under the Facility A towards the repayment of Financial Indebtedness of the Borrower under the Existing Facility and the cancellation of the available commitments of the lenders under the Existing Facility.

3.2	Purpose of Facility B

The Borrower shall apply amounts borrowed by it under Facility B:

(a)	first, on the First Utilisation Date, towards the repayment in full of Financial Indebtedness of the Borrower under the Existing Facility and the cancellation of the available commitments of the lenders under the Existing Facility; and

Senior Secured Credit Facility Agreement

(b)	then, amounts up to an aggregate amount of KRW378,343,808,539 (or its equivalent) shall be applied towards general corporate purposes, Permitted Capital Expenditure and/or towards refinancing other Financial Indebtedness of the Borrower to third parties.

3.3	Purpose of Facility C

The Borrower shall apply all amounts borrowed by it under Facility C for working capital purposes of the Borrower.

3.4	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Conditions precedent

The Borrower may not deliver the first Utilisation Request hereunder unless the Administrative Agent has received all of the documents and other evidence (other than the documents listed in paragraphs (a) and (e) of Clause 6 (Transaction Security) which shall be delivered on or prior to the First Utilisation Date) listed in Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Administrative Agent or, as the case may be, has (acting on the instructions of the Majority Lenders) waived such receipt in writing. The Administrative Agent shall notify the Paying Agent, the Borrower and the Lenders promptly upon being so satisfied.

4.2	Conditions precedent to the Utilisation

The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) if on the date of a Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by the Borrower are true in all material respects.

4.3	Post-completion undertakings

(a)	The Borrower shall ensure that:

(1)	(i) the Kun Mortgage;

(ii) the Insurance Assignment;

(iii) the Intellectual Property Kun Pledge; and

(iv) the Network Systems and Equipment Yangdo Dambo,

(each in form and substance satisfactory to the Administrative Agent (acting reasonably)) and (in each case) the ancillary documentation as required pursuant to terms of any such Security Documents including, without limitation, copies of all executed fixed date stamped notices and

Senior Secured Credit Facility Agreement

acknowledgements of assignment and other documents required for the perfection and registration of the security contemplated by any such Security Documents;

(2)	evidence of application for the registration of the Transaction Security created by the Kun Mortgage and the Intellectual Property Kun Pledge (or the relevant Security Documents, as the case may be); and

(3)	evidence of application for the deregistration of the Security created by the Kun Mortgage (the “Existing Kun Mortgage”) and the intellectual property Kun Pledge (the “Existing Intellectual Property Kun Pledge”) for the Existing Facility (the “Existing Security”),

such evidence in the case of (2) and (3) to include official receipts or certificates of application issued by the applicable regulatory body or bodies and to be in form and substance satisfactory to the Administrative Agent, shall be delivered to the Administration Agent by no later than the First Utilisation Date.

(b)	Save as otherwise provided for in the Kun Mortgage, if the Borrower is unable to procure delivery to the Administrative Agent of the evidence referred to in paragraph (a)(2) or (3) above by the First Utilisation Date and, in the case of paragraph (a)(2) above, can demonstrate to the satisfaction of the Administrative Agent (acting reasonably) that such failure is due to administrative delay, the Borrower shall ensure that such evidence is provided by no later than the date which is 15 days after the First Utilisation Date.

(c)	Save as otherwise provided for in the Kun Mortgage, the Borrower shall ensure that, in respect of the Transaction Security created pursuant to the Kun-Mortgage Agreement and the Intellectual Property Kun-Pledge Agreement and the deregistration of the Existing Kun Mortgage and the Existing Intellectual Property Kun Pledge:

(1)	it shall deliver to the Administrative Agent evidence (in form and substance satisfactory to the Administrative Agent) including:

(i)	copies of the real properties/factory foundation registry extracts showing that the Borrower holds valid title to the Secured Property that is subject to the Kun-Mortgage and the Kun-Mortgage has been registered with first priority (provided that if the terms of the Security Document provide otherwise, the Transaction Security created pursuant to that Security Document has or will have the ranking priority expressed in that Security Document); and

(ii)	copies of the relevant registry extracts showing that the Borrower holds valid title to the Secured Property that is subject to the Intellectual Property Kun-Pledge and the Intellectual Property Kun-Pledge has been registered with first priority, of the registration of such Transaction Security (or the relevant Security Documents, as the case may be) and the deregistration of the Existing

Senior Secured Credit Facility Agreement

Security by no later than the date which is 35 days (in the case of the Kun Mortgage or the Existing Kun Mortgage) or 50 days (in the case of the Intellectual Property Kun Pledge Agreement or the Existing Intellectual Property Kun Pledge) after the First Utilisation Date; and

(2)	each of the Kun-Mortgage and the Intellectual Property Kun-Pledge, from the date of its registration, grants effective Security in favour of the Secured Parties over the assets expressed to be charged or otherwise secured thereby for the performance of the Secured Obligations and the Borrower shall maintain such Transaction Security until the Secured Obligations are discharged in full.

Senior Secured Credit Facility Agreement

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Agents of a completed Utilisation Request by no later than 10:00 a.m. (Seoul time) on the date which is 6 Business Days before the proposed Utilisation Date (in the case of a proposed Utilisation of Facility B1), 4 Business Days before the proposed Utilisation Date (in the case of a proposed Utilisation of Facility A or Facility B2) or 3 Business Days before the proposed Utilisation Date (in the case of a proposed Utilisation of Facility C), provided that in respect of any Utilisation to be made on the First Utilisation Date, the Borrower may utilise any Facility by delivery to the Agents of a completed Utilisation Request by no later than 10:00 a.m. (Seoul time) on the date which is 6 Business Days before the First Utilisation Date.

5.2	Completion of the Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it has been signed by the Chief Executive Officer or the Chief Financial Officer or another Authorised Signatory of the Borrower;

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency of each of the proposed Loans (the subject of the Utilisation Request) is (in the case of any Loan under Facility B1 or Facility C) KRW or (in the case of any Loan under Facility A or Facility B2) USD;

(iv)	the amount of each of the proposed Loans (the subject of the Utilisation Request) under any Facility does not exceed the Available Facility for such Facility;

(v)	the proposed Interest Period for each of the proposed Loans (the subject of such Utilisation Request) complies with Clause 9 (Interest Periods); and

(vi)	the requirements of Clause 5.4 (Additional Conditions to Utilisation) are complied with in respect of each Utilisation (the subject of such Utilisation Request).

(b)	Only one Loan under each Facility may be requested in a Utilisation Request.

(c)	The amount of the proposed Facility A Loan must be a minimum of the aggregate amount of each Lender’s Available Commitment under Facility A or, if less, the aggregate amount of Financial Indebtedness outstanding under the Existing

Senior Secured Credit Facility Agreement

Facility (as certified to the Administrative Agent in accordance with paragraph 7(g) of Part I of Schedule 2 (Conditions Precedent) of this Agreement). Upon the making of any Facility A Loan, the Available Commitment of each Lender in respect of Facility A and the Available Facility A shall immediately be reduced to zero.

(d)	Other than in respect of any Facility B1 Loan to be advanced on the First Utilisation Date, the amount of a proposed Facility B1 Loan must, when aggregated with the minimum amount in KRW (calculated in accordance with the Specified Rate of Exchange) of any proposed Facility B2 Loan in accordance with paragraph (e) below, be a minimum of KRW10,000,000,000 or if less, the Available Facility in relation to Facility B1.

(e)	The amount (in KRW, calculated in accordance with the Specified Rate of Exchange) of a proposed Facility B2 Loan must, when aggregated with the minimum amount of any proposed Facility B1 Loan in accordance with paragraph (d) above, be a minimum of KRW10,000,000,000 or if less, the Available Facility in relation to Facility B2.

(f)	The amount of a proposed Facility C Loan must be a minimum of KRW1,000,000,000 or if less, the Available Facility in relation to Facility C.

5.3	Lenders’ participation

(a)	If the applicable conditions set out in Clause 4 (Conditions of Utilisation) and Clause 5 (Utilisation) have been met, each Relevant Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Relevant Lender’s participation in a Loan under any Facility will be equal to a proportion of such Loan, such proportion being the proportion borne by its Available Commitment for such Facility to the Available Facility for such Facility immediately prior to making such Loan.

(c)	If the Available Commitment of a Lender under any Facility is reduced in accordance with the terms of this Agreement after delivery of the Utilisation Request, the amount of any Loan requested in the Utilisation Request to be made under that Facility in which that Lender would otherwise have participated shall be reduced accordingly.

(d)	The Administrative Agent shall notify each Relevant Lender and the Paying Agent of the amount of such Relevant Lender’s participation in any Loan by (i) in the case of a proposed Facility B1 Loan, 5.00 p.m. on the date which is 5 Business Days before the Utilisation Date, and (ii) in the case of a proposed Facility A Loan, Facility B2 Loan or Facility C Loan, by 10.00 a.m. on the date which is 3 Business Days before the Utilisation Date, provided that in respect of any Utilisation to be made on the First Utilisation Date, the Administrative Agent shall notify each Relevant Lender and the Paying Agent of the amount of such Relevant Lender’s participation in any Loan by 10.00 a.m. on the date which is 5 Business Days before the First Utilisation Date.

Senior Secured Credit Facility Agreement

5.4	Additional Conditions to Utilisation

(a)	The Utilisation Request under Facility A must be delivered to the Agents within three (3) months from the date of this Agreement.

(b)	The first Utilisation Request under Facility B1 must be delivered to the Agents within three (3) months from the date of this Agreement and any subsequent Utilisation of Facility B (or any part thereof) must comprise a Facility B1 Loan and a Facility B2 Loan, where:

(i)	the amount of such Facility B1 Loan is equal to the Available Facility for Facility B1 and the amount of such Facility B2 Loan is equal to the Available Facility for Facility B2; or

(ii)	the aggregate amount (in KRW, calculated in accordance with the Specified Rate of Exchange) of such Facility B1 Loan and such Facility B2 Loan is (with respect to the first Utilisation of Facility B) a minimum of KRW79,846,671,461 or (with respect to subsequent Utilisations) KRW10,000,000,000, and the ratio borne by the amount of such Facility B1 Loan to the Available Facility for Facility B1 is equal to the ratio borne by the amount of such Facility B2 Loan to the Available Facility for Facility B2 (subject to the rounding up or down of the amount of such Facility B1 Loan to the nearest KRW1,000 and of the amount of such Facility B2 Loan to the nearest US$1, as specified in the Utilisation Request for such Facility B1 Loan and Facility B2 Loan).

(c)	The Borrower may not make any Utilisation of Facility A or (in respect of any Utilisation of Facility B on the First Utilisation Date) Facility B (or any part thereof) unless the Borrower has delivered to the Administrative Agent prior to the delivery of any Utilisation Request for such Utilisation, an irrevocable written confirmation (in form and substance satisfactory to the Administrative Agent (acting reasonably) and addressed to the Administrative Agent and Security Agent)) from legal counsel in Korea acceptable to the Administrative Agent (acting reasonably), in their capacity as documentary escrow agent, that:

(A)	such legal counsel is holding the documents for release and deregistration of the existing Security under the Existing Facility as referred to in paragraph 6(a) of Part I of Schedule 2 on escrow; and

(B)	upon receipt by such legal counsel of written confirmation from the paying agent under the Existing Facility of the remittance of funds into its account in an aggregate amount equal to the aggregate outstanding amount under the Existing Facility (as certified by the Borrower in such Utilisation Request), such legal counsel will immediately release all of such release documentation from escrow in favour of the Security Agent and deliver all of such release documentation to the Security Agent, without any need for any authority or consent from any person and notwithstanding any contrary instructions.

Senior Secured Credit Facility Agreement

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Term Loans

(a)	The Borrower shall repay the Facility A Loan in instalments by repaying on each date set out below the amount equal to the relevant percentage of the principal amount of that Facility A Loan outstanding as at the close of business in Seoul on the last day of the Facility A Availability Period as set out in the table below:

Facility A Repayment Date	Facility A Repayment Instalment
(%)
13 February 2006	3.75
13 May 2006	3.75
13 August 2006	3.75
13 November 2006	3.75
13 February 2007	10.00
13 May 2007	10.00
13 August 2007	10.00
13 November 2007	10.00
13 February 2008	11.25
13 May 2008	11.25
13 August 2008	11.25
13 November 2008	11.25

Total	100.00%

(b)	The Borrower may not reborrow any part of the Facility A which is repaid.

(c)	The Borrower shall:

(i)	repay the Facility B1 Loans in instalments so that, on each Facility B Repayment Date, the Facility B1 Loans shall be reduced by an amount equal to the relevant percentage of the aggregate Facility B1 Loans advanced and outstanding as at the close of business in Seoul on the last day of the Availability Period in relation to Facility B1, which relevant percentage is the percentage set opposite that Facility B Repayment Date below;

Senior Secured Credit Facility Agreement

(ii)	repay the Facility B2 Loans in instalments so that, on each Facility B Repayment Date, the Facility B2 Loans shall be reduced by an amount equal to the relevant percentage of the aggregate Facility B2 Loans advanced and outstanding as at the close of business in New York on the last day of the Availability Period in relation to Facility B2, which relevant percentage is the percentage set opposite that Facility B Repayment Date below:

Facility B Repayment Date	Repayment Instalment
(%)
13 February 2007	6.0%
13 May 2007	6.0%
13 August 2007	6.0%
13 November 2007	6.0%
13 February 2008	7.0%
13 May 2008	7.0%
13 August 2008	7.0%
13 November 2008	7.0%
13 February 2009	8.0%
13 May 2009	8.0%
13 August 2009	8.0%
13 November 2009	8.0%
13 February 2010	8.0%
13 May 2010	8.0%

Total	100.00%

6.2	Repayment of Facility C Loans

The Borrower shall repay each Facility C Loan on the last day of its Interest Period.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender or its funding source to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan (or any part thereof):

(a)	that Lender shall promptly notify the Administrative Agent (with copy to the Paying Agent) upon becoming aware of that event;

Senior Secured Credit Facility Agreement

(b)	upon the Administrative Agent notifying the Borrower (with copy to the Paying Agent), the Commitment(s) of that Lender, or any amount of such Commitment as is necessary to comply with applicable law, will be immediately cancelled; and

(c)	without prejudice to the rights of the Borrower under paragraph (c) of Clause 7.5 (Right of replacement of a single Lender), the Borrower shall repay that Lender’s participation in the Loans made to the Borrower, or any amount of the Loans as is necessary to comply with applicable law, on the last day of the Interest Period for each Loan occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (such date to be not earlier than the date which is five (5) Business Days following delivery of such notice to the Borrower and not earlier than the date by which it is necessary to repay that Lender or its funding source in order for it to comply with applicable law).

7.2	Change of Control Triggering Event

(a)	Subject to paragraph (c), if a Change of Control Triggering Event occurs, the Borrower shall, within 30 days of the occurrence of that event and no later than the date on which the Borrower makes an offer to redeem the Notes in accordance with the Corporate Bond Facility (the “Prepayment Trigger Date”), deliver to the Administrative Agent (in form and substance satisfactory to the Administrative Agent (acting reasonably)) an irrevocable notice of prepayment and cancellation of the Facilities other than any part thereof which is not to be prepaid in accordance with paragraph (c) below, specifying the date of such prepayment, which date shall be the date which is the earlier of (i) 20 Business Days after the Prepayment Trigger Date and (ii) one Business Day prior to the date on which the Notes are to be prepaid in accordance with the Corporate Bond Facility, and the Borrower shall prepay the full amount of the Loan to be prepaid, and, subject to paragraph (c) below, the Facilities shall be cancelled on such date.

(b)	Following the occurrence of a Change of Control Triggering Event and prior to the Prepayment Trigger Date the Borrower may request Lenders to continue to participate in the Facilities by signing a Continuation Notice (as defined in paragraph (c) below), and in the event that, prior to the Prepayment Trigger Date, a Lender either issues a Continuation Notice or fails to notify the Borrower that it does not agree to issue a Continuation Notice within 14 days after receipt of such request (in which case it shall be deemed to have issued a Continuation Notice) the provisions of paragraph (c) below shall apply.

(c)	Paragraphs (a) and (d) shall not apply to that portion of a Lender’s participation in outstanding Loans and the portion of such Lender’s Commitment under the Facilities where such Lender gives notice (a “Continuation Notice”) to the Borrower (or is deemed to have given notice pursuant to paragraph (b) above) prior to the Prepayment Trigger Date that notwithstanding the occurrence of a Change of Control Triggering Event, that Lender does not require the prepayment of any or all of the portion of its participation in any outstanding Loans and the cancellation of any or all of such Lender’s Commitment under the Facilities to be made in accordance with paragraphs (a) and (d).

Senior Secured Credit Facility Agreement

(d)	Subject to paragraph (c), if the Borrower does not comply with it obligations under paragraph (a), the Facilities shall be cancelled and all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents shall become immediately due and payable.

7.3	Voluntary cancellation

The Borrower may, if it gives the Agents not less than 10 Business Days’ prior notice, cancel the whole or any part (being a minimum amount equal to KRW25,000,000,000) of an Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably under that Facility.

7.4	Voluntary prepayment of Loans

(a)	Subject to the following paragraphs of this Clause 7.4, the Borrower may, if it gives the Administrative Agent not less than 10 Business Days’ prior notice, prepay all or a part of the Loans (but, if in part, being an amount that reduces the relevant Loan by a minimum amount of KRW25,000,000,000 (or the equivalent thereof)).

(b)	The amount of such prepayment shall be applied pro rata towards the prepayment of the Loans in the following order:

(A)	first, towards prepayment of Facility B1 Loans and Facility B2 Loans pro rata according to their respective outstanding amounts;

(B)	secondly, towards prepayment of the Facility A Loan; and

(C)	thirdly, towards prepayment of Facility C Loans pro rata according to their respective outstanding amounts.

(c)	The amount to be applied towards the prepayment of any Loan that is denominated in US$ shall be determined by reference to the Specified Rate of Exchange and shall be rounded upwards or downwards to the nearest integral multiple of US$1 (as specified in such notice of prepayment from the Borrower), and the amount to be applied towards the prepayment of any Loan that is denominated in KRW shall be rounded upwards and downwards to the nearest integral multiple of KRW1,000 (as specified in such notice of prepayment from the Borrower).

(d)	Any prepayment of any Loan under any of Facility A or Facility B (or any part thereof) made under this Clause 7.4, after the expiry of the Availability Period for such Facility, shall satisfy the obligations under Clause 6.1 (Repayment of Term Loans) in respect of the remaining Repayment Instalments for such Loan rateably.

7.5	Right of replacement of a single Lender

If:

(a)	any sum payable to any Lender by an Obligor in respect of any part of such Lender’s share of any Loan is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up);

Senior Secured Credit Facility Agreement

(b)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs) in respect of any part of such Lender’s share of any Loan or any part of such Lender’s Commitment in respect of any Facility;

(c)	any Obligor is required to repay any amount in accordance with Clause 7.1 (Illegality); or

(d)	a Market Disruption Event in relation to a Loan and any Interest Period is continuing and interest on any part of a Lender’s share of such Loan is being calculated at a rate specified by such Lender pursuant to paragraph (a)(B) of Clause 10.2 (Market disruption) (provided that no substitute basis for determining such interest has been agreed under Clause 10.3 (Alternative basis of interest or funding)), the Borrower may:

(i)	require such Lender to certify (A) the part of such Lender’s portion of such Loan to which the circumstance giving rise to such requirement, indemnification or calculation at such rate relates, and (B) that part of such Lender’s Commitment (in respect of any Facility) relating to such part of such Lender’s portion of such Loan and/or otherwise to which such circumstance relates, and such Lender shall promptly provide such certification (through the Administrative Agent); and

(ii)	while the circumstance giving rise to such requirement, indemnification or calculation at such rate continues:

(A)	arrange for the transfer of the whole (but not part only) of such part of such Lender’s portion of such Loan and such part of such Lender’s Commitment (as certified by such Lender under paragraph (i)) to a Lender or other bank, financial institution, trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets which (in each case) is acceptable to the Administrative Agent (acting reasonably) and which is willing to accept that transfer, for a purchase price in cash payable at the time of transfer equal to the principal amount of such part of such Lender’s portion of such Loan and such part of such Lender’s Commitment to be transferred and all accrued interest, Break Costs and other fees and amounts accrued thereunder (provided that nothing shall prejudice the rights of that Lender under the Finance Documents and nothing shall oblige that Lender to make such transfer on terms that are, in the reasonable opinion of that Lender, prejudicial to it in any respect); or

(B)	give the Administrative Agent and the Paying Agent notice of cancellation of such part of such Commitment of that Lender and its intention to procure the repayment of such part of such Lender’s

Senior Secured Credit Facility Agreement

participation in such Loan (as certified by such Lender under paragraph (i)), whereupon such part of such Commitment of that Lender shall immediately be reduced to zero. On the last day of the Interest Period relating to such Loan which ends after the Borrower has given notice under this paragraph (ii)(B) (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay such part of such Lender’s participation in such Loan together with all accrued interest, Break Costs and other fees and amounts accrued thereunder.

Any prepayment of any Loan under any of Facility A or Facility B (or any part thereof) made under this Clause 7.5 (Right of replacement of a single Lender) after the expiry of the Availability Period for any such Facility, shall satisfy the obligations under Clause 6.1 (Repayment of Term Loans) in respect of the remaining Repayment Instalments for such Loan rateably.

7.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and shall be subject to Break Costs, but shall otherwise be without premium or penalty.

(c)	The Borrower may not reborrow any part of a Term Loan which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of Facility C which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Administrative Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to the Paying Agent and either the Borrower or the affected Lender, as appropriate.

Senior Secured Credit Facility Agreement

SECTION 5
COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the rate which is the aggregate of:

(a)	the Applicable Margin; and

(b)	the Applicable Base Rate.

8.2	Payment of interest

On the last day of each Interest Period the Borrower shall pay accrued interest on the Loan to which that Interest Period relates (and, if the Interest Period is longer than three months, on each Quarterly Date which falls after the first day of the Interest Period).

8.3	Default interest

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate per annum which is the aggregate of (i) the highest interest rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Administrative Agent (acting reasonably) but which shall not exceed three months, and (ii) 5 per cent. Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Administrative Agent.

8.4	Notification of rates of interest

The Administrative Agent shall promptly notify the Paying Agent, the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

(a)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period and shall end on the next following Quarterly Date (in the case of Facility A or Facility B2) or Annual Quarterly Date (in the case of Facility B1).

(b)	A Facility C Loan shall have one Interest Period only which shall be of a duration commencing on the Utilisation Date for that Facility C Loan and ending on the next following Quarterly Date.

(c)	An Interest Period that would otherwise extend beyond the relevant Final Maturity Date shall instead end on that Final Maturity Date.

(d)	Any Interest Period in relation to a Facility B1 Loan or Facility B2 Loan which begins during or at the same time as any other Interest Period in relation to any other Facility B1 Loan or Facility B2 Loan shall be of a duration such that it shall end at the same time as that other Interest Period (whereupon the relevant Facility

Senior Secured Credit Facility Agreement

B1 Loan or Facility B2 Loans to which such Interest Periods relate shall be consolidated and treated for all purposes under this Agreement as a single Facility B1 Loan or Facility B2 Loan).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if an Applicable Base Rate is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. (London time) on the Relevant Quotation Date, the Applicable Base Rate shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to (i) any Facility B1 Loan, for any period from a Relevant Quotation Date up to and including the day immediately prior to the next succeeding Relevant Quotation Date, and (ii) any Facility A Loan, Facility B2 Loan or Facility C Loan, for any Interest Period (the periods referred to in (i) and (ii) being each a “Relevant Market Disruption Period”), then the rate of interest on each Lender’s participation in that Loan for that Relevant Market Disruption Period shall be the rate which is the sum of:

(A)	the Applicable Margin; and

(B)	the rate notified to the Administrative Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Relevant Market Disruption Period, to be that which expresses as a percentage rate per 365 days, in relation to KRW Loans, or 360 days, in relation to USD Loans, the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select in good faith.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon (in Seoul, in relation to KRW Loans, or in London, in relation to USD Loans) on the Relevant Quotation Date for the Relevant Market Disruption Period, the Bond Base Rate, the CD Base Rate or LIBOR, as applicable, is not available and, in relation to the Bond Base Rate or the CD Base Rate in the Administrative Agent’s reasonable opinion adequate and reasonable means do not exist for ascertaining such rate for such Relevant Market Disruption Period and, in relation to LIBOR, none or only one of the Reference Banks supplies a rate to the Administrative Agent to determine LIBOR for such Relevant Market Disruption Period; or

(ii)	before close of business (in Seoul, in relation to KRW Loans, or in London, in the case of USD Loans) on the Relevant Quotation Date for the Relevant Market Disruption Period, the Administrative Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 % of that Loan) that the cost to it of obtaining matching deposits

Senior Secured Credit Facility Agreement

in the Relevant Interbank Market would be in excess of the Bond Base Rate, the CD Base Rate or LIBOR (as applicable).

(c)	If the Administrative Agent receives notification from a Facility A Lender or Facility B2 Lender that it is not able to obtain matching deposits from such funding sources as it may arrange to fund its participation in a Facility A Loan or Facility B2 Loan the amount of that Loan shall be reduced by the amount of the shortfall in funding notified by that Lender.

(d)	If the amount of any Facility A Loan or Facility B2 Loan is reduced by any amount (the “Shortfall Amount”) in the circumstances contemplated by paragraph (c) above, the Borrower may:

(i)	by notice in writing to the Administrative Agent (with copy to the relevant Lender), require that Lender to transfer at par its rights and obligations under the Finance Documents in relation to that portion of its Facility A Commitment or Facility B2 Commitment (as the case may be) affected by such circumstances to a bank or financial institution nominated by the Borrower and otherwise in the manner contemplated by Clause 23 (Changes to the Lenders); or

(ii)	incur further Financial Indebtedness in an aggregate principal amount not exceeding the Shortfall Amount, provided that no breach of any provision of Clause 20 (Financial Covenants) would occur as a result of the incurring of such Financial Indebtedness.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Administrative Agent or the Borrower so requires, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing an alternative basis for determining an Applicable Base Rate for the relevant Interest Period.

(b)	Any alternative basis agreed in accordance with paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

(a)	The Borrower shall, within 10 Business Days of demand by the Administrative Agent on behalf of a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Administrative Agent, provide a certificate confirming the amount and calculation of its Break Costs for any period in which they accrue, which certificate shall be prima facie evidence thereof.

Senior Secured Credit Facility Agreement

11.	FEES

11.1	Commitment Fees

(a)	The Borrower shall pay to the Paying Agent (for the account of each Lender) a commitment fee in respect of each of Facility A and Facility B (payable in USD in respect of any Commitment which is denominated in USD and in KRW in respect of any other Commitment) computed at the rate per annum of 0.25% per annum on that Lender’s Available Commitment for such Facility provided that during the period commencing on the date of this Agreement to and including the date falling 30 days after the date of this Agreement, such Lender’s Available Commitment shall be reduced (for the purposes of the calculation of the fee pursuant to this Clause 11.1 (Commitment Fees) only) by an amount equal to that Lender’s proportion of the Facility A Loan and those Facility B Loans which are to be applied by the Borrower in accordance with Clause 3.1 (Purpose of Facility A) and paragraph (a) of Clause 3.2 (Purpose of Facility B) (as if such Loans were outstanding during such period) as determined by the Paying Agent.

(b)	The Borrower shall pay to the Paying Agent (for the account of each Lender) a commitment fee in respect of Facility C payable in KRW computed at the rate per annum of 0.50% on each Lender’s Available Commitment in respect of Facility C for the Facility C Availability Period.

(c)	Commitment fees under this Clause 11.1 will accrue from day to day commencing on the date of this Agreement and shall be calculated on the basis of the actual number of days elapsed over a year of:

(i)	365 days, in the case of a commitment fee calculated on a Lender’s Available Commitment in respect of Facility B1 and Facility C; and

(ii)	360 days, in the case of a commitment fee calculated on a Lender’s Available Commitment under Facility A and Facility B2.

(d)	Each accrued Commitment Fee shall be payable:

(i)	in arrear on each Quarterly Date which falls during the Availability Period for such Facility and on the last day of the Availability Period for such Facility; and

(vii)	if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment in respect of such Facility, at the time such cancellation is effective.

11.2	Up-front fee

The Borrower shall pay to the Mandated Lead Arrangers an up-front fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Borrower shall pay to each Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

Senior Secured Credit Facility Agreement

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the discretion of the person making the determination (acting reasonably).

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	Each Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agents accordingly. Similarly, a Lender shall promptly notify the Agents on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of Tax imposed by reason of a connection between the Lender and the taxing jurisdiction other than entering into the Finance Documents and receiving payments thereunder.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

Senior Secured Credit Facility Agreement

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Administrative Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or, as applicable, any appropriate payment paid to the relevant taxing authority.

(g)	Each Lender that is not resident in Korea for Korean tax purposes (a “Non-Resident Lender”) will, upon request by the Borrower, co-operate with the Borrower in completing any procedural formalities reasonably necessary for the Borrower to establish an entitlement under any applicable double tax agreement to make payments to the Non-Resident Lender without a Tax Deduction.

12.3	Tax indemnity

(a)	The Borrower shall (within 3 Business Days of demand by the Administrative Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been directly suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up) or would be excluded pursuant to paragraph (d) thereof.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above, shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the Borrower and the Paying Agent.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Administrative Agent and the Paying Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

Senior Secured Credit Facility Agreement

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Stamp taxes

The Borrower shall pay and, within 3 Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within 10 Business Days of a demand by the Administrative Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates, in the case of any increased costs referred to in paragraph (b)(i), (ii) and (iii) below, as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost;

(iii)	a reduction of any amount due and payable under any Finance Document; or

(iv)	subject to paragraph (d) of Clause 13.2 (Increased cost claims), any cost, liability or expense that a Facility A Lender or Facility B2 Lender is

Senior Secured Credit Facility Agreement

obliged (or would be obliged subject only to the receipt of funds from the Borrower under this Clause 13.1) to pay to any funding source for a Facility A Loan or Facility B2 Loan,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agents of the event giving rise to the claim, following which the Administrative Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Administrative Agent, provide a certificate confirming the amount of its Increased Costs and containing, in reasonable detail, the basis of computation thereof. Such certificate shall be prima facie evidence of such Finance Party’s Increased Costs.

(c)	It is acknowledged that the requirements of the Report of the Basel Committee on Banking Supervision dated June 2004 and entitled “International Convergence of Capital Measurements and Capital Standards: A Revised Framework” have not yet been implemented as at the date of this Agreement and nothing herein shall prejudice the ability of a Finance Party to make a claim under this Clause 13.2 by reason of such requirements when and to the extent implemented.

(d)	The limitations in paragraph (i) of Clause 23.2 (Conditions of assignment or transfer) shall apply mutatis mutandis to any assignee or transferee of a funding source of a Facility A Lender or Facility B2 Lender or (as the case may be) such funding source upon a change in the location of the office through which it provides funding to such Lender, as if any reference therein to an Existing Lender or Lender acting through a particular Facility Office were a reference to such funding source making such assignment or transfer or such funding source acting through its office through which it provides funding to such Lender.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost (other than under paragraph (b)(iv) of Clause 13.1 (Increased costs)) is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)	attributable to the negligence or wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(iv)	compensated for under any other provision of this Agreement.

Senior Secured Credit Facility Agreement

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

(c)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost under paragraph (b)(iv) of Clause 13.1 (Increased Costs) is directly caused by the gross negligence or wilful misconduct of the Facility A Lender or Facility B2 Lender.

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within 5 Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within 5 Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation any cost, loss or liability arising as a result of Clause 28 (Sharing Among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

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14.3	Indemnity to the Agents

The Borrower shall promptly indemnify each Agent (other than the Security Agent) against any cost, loss or liability incurred by that Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.4	Indemnity to the Security Agent

(a)	The Borrower shall promptly indemnify the Security Agent against any reasonable cost, loss or liability incurred by it as a result of the taking or holding of the Transaction Security.

(b)	The Borrower shall promptly indemnify the Security Agent against any cost, loss or liability incurred by it as a result of:

(i)	the protection or enforcement of the Transaction Security;

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent by the Finance Documents or by law; and

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(c)	The Security Agent may, in priority to any payment to the other Secured Parties, indemnify itself out of the Secured Property in relation to, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, provided that the Borrower has provided its prior written consent, take all reasonable steps to mitigate (or remove the effect of) any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) including without limitation transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it (and to which the Borrower has provided its prior written consent) under Clause 15.1 (Mitigation).

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(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay each Agent and the Mandated Lead Arrangers the amount (subject to a cap agreed between the Borrower and the relevant Finance Parties) of all reasonable and documented costs and expenses (including without limitation reasonable documentary taxes and the fees and disbursements and other charges of external legal advisers) incurred by any of them in connection with any due diligence undertaken in respect of the transactions contemplated by the Finance Documents and the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement, the Security Documents and any other documents referred to in this Agreement, the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, it shall, within 3 Business Days of demand, reimburse each Agent and the Security Agent for the amount of all reasonable and documented costs and expenses (including without limitation reasonable documentary taxes and the fees, disbursements and other charges of external legal advisers and other consultants) reasonably incurred by that Agent or the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within 3 Business Days of demand, pay to each Finance Party the amount of all documented costs and expenses (including without limitation documentary taxes and the fees, disbursements and other charges of external legal advisers and other consultants) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights, powers and remedies under any Finance Document, the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing such rights, powers and remedies.

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SECTION 7
GUARANTEE

17.	GUARANTEE AND INDEMNITY 1

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally (to the extent permitted by applicable law):

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from any Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

17.4	Waiver of defences

The obligations of a Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

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(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from such Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and a Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from a Guarantor or on account of a Guarantor’s liability under this Clause 17.

17.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Administrative Agent otherwise directs, a Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by any other Obligor;

(b)	to claim any contribution from any other guarantor of the Obligor’s obligations under the Finance Documents; and/or

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(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

17.8	Release of Guarantor’s right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each Finance Party and each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

Subject to the specific disclosures set out in Schedule 9 (Disclosure Schedule) that expressly correspond to the relevant specified provision of this Clause 18, each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement (other than the representations and warranties set out in paragraphs (a) through and including (c) of Clause 18.12 (No misleading information), which shall be deemed to be made by each Obligor to each Finance Party on the date upon which the Information Memorandum is approved by the Borrower) and acknowledges that the Finance Parties have entered into this Agreement in reliance on those representations and warranties.

18.1	Status

(a)	Each Obligor and Consolidated Material Company is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	Each Obligor and Consolidated Material Company has the power to own its assets and carry on its business in all material respects as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by any Obligor in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by any Obligor of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any other agreement or instrument binding upon it or any of its assets.

18.4	Power and authority

Each Obligor has the power to enter into, perform and deliver, and has taken all necessary actions to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the performance by it of the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence

In relation to each Obligor, all Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

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(b)	to ensure that the obligations expressed to be assumed by it in the Finance Documents are legal, valid, binding and enforceable; and

(c)	to make the Finance Documents to which it is a party admissible in evidence in each Relevant Jurisdiction,

have been obtained or effected and are in full force and effect.

18.6	Insolvency and Insolvency proceedings

(a)	Subject to paragraph (c) below, no corporate action, legal proceedings or other procedure or step, has been taken or (to the best of its knowledge and belief) threatened in relation to any Obligor or Consolidated Material Company in respect of the actions contemplated in Clause 22.7 (Insolvency proceedings) or any analogous procedure or step in any jurisdiction.

(b)	No Obligor or Consolidated Material Company is unable to pay its debts as they fall due, has commenced negotiations with any of its creditors with a view to the general readjustment or rescheduling of its indebtedness or has made a general assignment for the benefit of or a composition with its creditors.

(c)	The representations and warranties contained in paragraph (a) and (b) shall only be made in respect of Thrunet from the date on which Thrunet is no longer subject to the court reorganisation procedure under the CRA which is continuing as at the date of this Agreement.

18.7	Material Companies

There are no Material Companies as at the date hereof.

18.8	Material Contracts

Each Material Contract is in full force and effect and, to the best of the knowledge and belief of each Obligor, represents legal valid and binding obligations of the parties thereto and is enforceable in accordance with its terms and no Obligor or Consolidated Material Company has accelerated, terminated (other than in accordance with its terms (except where such termination has occurred by reason of a default by the relevant Obligor or Consolidated Material Company)) modified or cancelled any Material Contract.

18.9	Governing law and enforcement

In any proceedings taken against any Obligor in each Relevant Jurisdiction in relation to any Finance Document to which such Obligor is a party, the choice of governing law thereunder and any judgment obtained in the jurisdiction of such governing law and, if applicable, an award obtained in an arbitration forum to which it has submitted will be recognised and enforced.

18.10	No filing or stamp taxes

It is not necessary under applicable law for any of the Finance Documents to be filed, recorded or enrolled with any court or other authority or for any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for:

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(i)	the registration of Security Documents that create Security over real property or registered trademarks and the payment of registration and stamp tax thereon; and

(ii)	the payment of stamp tax in respect of an original of this Agreement and any other Finance Document on which stamp duty is payable and which is executed in Korea.

18.11	No default

(a)	No Default is continuing or would reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under (i) any Material Contract or (ii) any agreement or instrument which is binding on any Obligor or Consolidated Material Company or to which the assets of any Obligor or Consolidated Material Company are subject, which would reasonably be expected to have a Material Adverse Effect.

18.12	No misleading information

(a)	Any factual information provided by any Obligor or Consolidated Material Company for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it was stated.

(b)	All financial projections contained in the Information Memorandum have been prepared in good faith on the basis of recent historical information and reasonable assumptions.

(c)	Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

(d)	All written information (other than the Information Memorandum) supplied by any Obligor or Consolidated Material Company to the Finance Parties (including for these purposes any prospective Finance Party) was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it was stated and nothing has occurred or been omitted that renders such information untrue or misleading in any material respect, and, in respect of any Business Plan and any Budget, the financial projections contained therein have been prepared on the basis of recent historical information and reasonable assumptions.

18.13	Intellectual Property

Each Obligor and Consolidated Material Company owns or has the legal right to use all the Intellectual Property which is material to its business from time to time or are required by it in order for it to carry on its business in all material respects as it is then being conducted and, to the best of its knowledge and belief, no Obligor or Consolidated Material Company, in carrying on its business, infringes any Intellectual Property of any

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third party in any way which would reasonably be expected to have a Material Adverse Effect.

18.14	Ownership of assets

Each Obligor and Consolidated Material Company has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, any asset subject to the Security and any other asset necessary to carry on its business as presently conducted.

18.15	Financial year

The financial year of each Obligor and Consolidated Material Company runs from 1 January to 31 December.

18.16	Financial statements

(a)	The Original Financial Statements and each set of financial statements required to be delivered pursuant to Clause 19.1 (Financial statements):

(i)	were prepared in good faith in accordance with Korean GAAP consistently applied; and

(ii)	fairly represent the Borrower’s, the Consolidated Group’s, the Group’s or Thrunet’s (as the case may be) financial condition and operations during the relevant financial period provided that the representation and warranty in this paragraph (ii) shall only apply to those financial statements of Thrunet which are delivered pursuant to Clause 19.1 (Financial statements) after the date on which Thrunet is no longer subject to the corporate reorganisation procedure under the CRA which is continuing as at the date of this Agreement.

(b)	Since the date of the Original Financial Statements there has been no material adverse change in the operation or financial condition of the Group.

18.17	Pari passu ranking

The payment obligations of each Obligor under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.18	No proceedings pending or threatened

No action, litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined (i) would reasonably be expected to have a Material Adverse Effect, or (ii) without limiting the foregoing, would in any way affect the legality, validity, binding nature or enforceability of any Finance Document, have been started or (to the best of its knowledge and belief) threatened against any Obligor or Consolidated Material Company.

18.19	Environmental compliance

Each Obligor and Consolidated Material Company is in compliance in all reasonable respects with all Environmental Laws and has obtained and maintains all Environmental Permits and has taken all reasonable steps in anticipation of known future changes to or

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obligations under the same where failure to do so would reasonably be expected to have a Material Adverse Effect.

18.20	Environmental Claims

(a)	No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any Obligor or Consolidated Material Company, where such claim if adversely determined would reasonably be expected to have a Material Adverse Effect.

(b)	To the best of its knowledge and belief, no circumstances exist which will, or are reasonably likely to, result in any Environmental Claim being commenced or threatened against any Obligor or Consolidated Material Company, where such claim, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

18.21	Compliance with laws

Each Obligor and Consolidated Material Company is in compliance with all applicable laws as contemplated under Clause 21.3 (Compliance with laws).

18.22	Consents and Approvals

All Authorisations (including without limitation in relation to foreign exchange control, if any) necessary for the conduct of the business of each Obligor and Consolidated Material Company as carried on have been, or when required will be obtained, except for any Authorisation, the failure of which to be obtained would not have, or would not reasonably be expected to have, a Material Adverse Effect, and their terms and conditions have been complied with and they have not been and, so far as it is aware, will not be revoked or otherwise terminated.

18.23	Taxation

(a)	Each Obligor and Consolidated Material Company has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld).

(b)	No Obligor or Consolidated Material Company is materially overdue in the filing of any Tax returns.

(c)	No claims are being or are reasonably likely to be asserted against any Obligor and Consolidated Material Company with respect to Taxes which are reasonably likely to be determined adversely to such Obligor or Consolidated Material Company and which, if so adversely determined, would have a Material Adverse Effect.

(d)	No Obligor or Consolidated Material Company is required under the laws of any Relevant Jurisdiction to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

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18.24	No immunity

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, no Obligor or Consolidated Material Company will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

18.25	Private and commercial acts

Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

18.26	Employment matters

(a)	There is not any strike, lock-out or other labour related dispute or industrial action affecting any Obligor or Consolidated Material Company which would reasonably be expected to have a Material Adverse Effect within a reasonable period of time.

(b)	Each pension plan or scheme of any Obligor or Consolidated Material Company is or will be fully funded or provided for in accordance with the recommendations of the trustees of such plan or scheme and based on reasonable actuarial assumptions and recommendations.

18.27	Security and Loans and Guarantees

(a)	No Security exists over all or any of the present or future assets of any Obligor or Consolidated Material Company other than any Security permitted under Clause 21.19 (Negative pledge: Obligors) and Clause 21.20 (Negative pledge: Consolidated Material Companies).

(b)	No Obligor or Consolidated Material Company has made any loans, granted any credit or given any guarantee or indemnity or otherwise voluntarily assumed any liability in respect of any obligation of any person and has not provided any direct or indirect financial assistance to any Subsidiary or Affiliate in each case otherwise than as permitted pursuant to and in accordance with Clause 21.23 (Loans and guarantees).

18.28	Transaction Security

(a)	The Transaction Security has or will have first ranking priority (provided that if the terms of a Security Document provide otherwise, the Transaction Security created pursuant to that Security Document has or will have the ranking priority expressed in that Security Document) and is not subject to any prior ranking or pari passu ranking Security (except for any prior ranking Security permitted pursuant to and in accordance with Clause 21.19 (Negative pledge: Obligors) and Clause 21.20 (Negative pledge: Consolidated Material Companies) and any prior ranking Security or claims mandatorily preferred by operation of law).

(b)	Upon filing/registration of the Security Documents in accordance with Clause 4.3 (Post-completion undertakings), each Security Document validly and effectively creates the Security which that Security Document purports to create or accurately evidences, as applicable, the Security which has been validly created.

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18.29	Insurances

Each Obligor and Consolidated Material Company maintains such insurances as contemplated in Clause 21.5 (Insurances).

18.30	Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(i)	the date of each Utilisation Request;

(iii)	the first day of each Interest Period; and

(iv)	the date on which each Subsidiary becomes (or it is proposed that such Subsidiary will become) an Obligor.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Borrower shall supply to the Administrative Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within:

(i)	90 days after the end of each of its financial years, the audited financial statements of the Borrower; and

(ii)	180 days after the end of each of its financial years, the audited (to the extent capable of audit under Korean GAAP) consolidated financial statements of each of the Consolidated Group and the Group for that financial year; and

(b)	as soon as the same become available, but in any event within:

(i)	60 days after the end of the first half of each of its financial years, the unaudited financial statements of the Borrower for that financial half year (which have been reviewed by the Borrower’s auditors);

(ii)	90 days after the end of the first half of each of its financial years, the unaudited consolidated financial statements of the Consolidated Group for that financial half year; and

(iii)	if the Thrunet Acquisition has been completed and to the extent available, 90 days after the end of the first half of each of its financial years, the unaudited financial statements of Thrunet for that financial half year; and

(c)	as soon as the same become available, but in any event within 45 days after the end of each first quarter and each third quarter of each of its financial years, the unaudited financial statements of the Borrower for that period.

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19.2	Compliance Certificate

The Borrower shall supply to the Administrative Agent, with each set of financial statements delivered pursuant to paragraphs (a), (b)(i) and (b)(ii) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date at which those financial statements were drawn up, such Compliance Certificate to be signed by two Authorised Signatories of the Borrower, one of whom shall be either the Chief Executive Officer or the Chief Financial Officer of the Borrower.

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the Borrower as fairly representing its financial condition as at the date at which those financial statements were drawn up.

(b)	(i)	The Borrower shall ensure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using Korean GAAP, and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Administrative Agent that there has been a change in Korean GAAP or the accounting practices or reference periods, and its auditors deliver to the Administrative Agent:

(A)	a description of any change necessary for those financial statements to reflect Korean GAAP or the accounting practices and reference periods, upon which the Original Financial Statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Administrative Agent, to enable the Lenders to (aa) determine whether Clause 20 (Financial Covenants) has been complied with and (bb) make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(ii)	If the Borrower notifies the Administrative Agent of a change in accordance with paragraph (i) above, the Borrower and Administrative Agent shall enter into negotiations in good faith with a view to agreeing:

(A)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(B)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

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Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Records

The Borrower shall maintain books and records with respect to itself and its business in good order and in accordance with all applicable laws of Korea.

19.5	Information: miscellaneous

The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests):

(i)	promptly, but in any event within 60 days of the completion of the Thrunet Acquisition, a copy of the Thrunet Business Plan showing the effect of the Thrunet Acquisition, such Thrunet Business Plan to be substantially in the form of the Initial Business Plan;

(ii)	promptly after it is reported to or approved by (as the case may be) the board of directors of the Borrower, but no later than 31 January in each financial year of the Borrower, a copy of the Budget for that financial year;

(iii)	all documents dispatched by the Borrower to its shareholders generally or its creditors generally at the same time as they are dispatched;

(iv)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current (to the best of its knowledge and belief), threatened or pending against any member of the Group, and which would reasonably be expected to, if adversely determined, have a Material Adverse Effect; and

(v)	promptly, such further information regarding the financial condition, business and operations of any Obligor or Material Company as any Finance Party (through the Administrative Agent) may reasonably request.

19.6	Notification of Default

(a)	The Borrower shall notify each Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by any Agent, the Borrower shall supply to each Agent a certificate signed by 2 of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.	FINANCIAL COVENANTS

20.1	Financial definitions

In this Clause 20:

“Borrower Indebtedness” means at any time the aggregate amount of all obligations of the Borrower for or in respect of Indebtedness for Borrowed Money.

Senior Secured Credit Facility Agreement

“Capital Expenditure” means any expenditure or obligation in respect of expenditure on property and equipment (excluding licensing costs and any other intangible assets) and including the capital element of any expenditure or obligation incurred in connection with a finance or capital lease.

“Consolidated EBITDA” means, in relation to any period, the consolidated net income of the Consolidated Group from ordinary activities (for the avoidance of doubt excluding non-operating income and expense) before:

(a)	any provision on account of taxation;

(b)	any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Consolidated Group in respect of Financial Indebtedness;

(c)	any items treated as exceptional or extraordinary items; and

(d)	any amount attributable to the amortisation of intangible assets and depreciation of tangible assets.

“Consolidated Finance Charges” means, in relation to any period, the aggregate amounts of interest (including without limitation the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments payable by any member of the Consolidated Group (including any commission, fees, discounts and other finance payments payable by any member of the Consolidated Group under any interest rate hedging arrangement but deducting any commission, fees, discounts and other finance payments receivable by any member of the Consolidated Group under any interest rate hedging instrument).

“Consolidated Group” means each member of the Group other than any Equity Linked Investment (unless such Equity Linked Investment is or becomes an Obligor).

“Consolidated Indebtedness” means at any time the aggregate amount of all obligations of the Consolidated Group for or in respect of Indebtedness for Borrowed Money, but excluding any such obligation to any other member of the Consolidated Group, and so that no amount shall be included or excluded more than once.

“EBITDA” means, in relation to any period, the net income of the Borrower from ordinary activities (for the avoidance of doubt excluding non-operating income and expense) before:

(a)	any provision on account of taxation;

(b)	any interest, commission, discounts or other fees incurred or payable, received or receivable by the Borrower in respect of Financial Indebtedness;

(c)	any items treated as exceptional or extraordinary items; and

(d)	any amount attributable to the amortisation of intangible assets and depreciation of tangible assets.

“Finance Charges” means, in relation to any period, the aggregate amounts of interest (including without limitation the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments payable by the Borrower (including any commission, fees, discounts and other finance payments payable by the Borrower under any interest rate hedging arrangement but deducting any commission, fees, discounts and other finance payments receivable by the Borrower under any interest rate hedging instrument).

“Projected Consolidated Finance Charges” means, on any Test Date, the sum of (i) all Indebtedness for Borrowed Money of the Consolidated Group scheduled to be repaid during the 12 month period commencing on that Test Date, plus (ii) Consolidated Finance Charges reasonably projected (such projections utilising market interest rates prevailing at that Test Date) to be incurred during such period.

“Projected Finance Charges” means, on any Test Date, the sum of (i) all Indebtedness for Borrowed Money of the Borrower scheduled to be repaid during the 12 month period commencing on that Test Date, plus (ii) Finance Charges reasonably projected (such projections utilising market interest rates prevailing at that Test Date) to be incurred during such period.

“Relevant Period” means each period of 12 months ending on a Test Date.

“Test Date” means 30 June and 31 December in each year.

20.2	Financial condition

The Borrower shall ensure that the financial condition of the Borrower and the Consolidated Group as tested on each Test Date shall be such that:

(a)	Minimum EBITDA to interest costs

The ratio of EBITDA to Finance Charges for any Relevant Period ending on a Test Date, shall not be less than 3.00:1.

(b)	Minimum Consolidated EBITDA to interest costs

The ratio of Consolidated EBITDA to Consolidated Finance Charges for any Relevant Period ending on a Test Date, shall not be less than 3.00:1.

(c)	Maximum debt to EBITDA

The ratio of Borrower Indebtedness to EBITDA for any Relevant Period ending on a Test Date set out below, shall not exceed the ratio set out opposite such Test Date:

Test Dates	Ratio
30 June 2005	3.25:1
31 December 2005	3.25:1
30 June 2006	3.25:1

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31 December 2006	3.25:1
30 June 2007	3.00:1
31 December 2007 and each Test Date falling thereafter	2.75:1

(d)	Maximum total consolidated debt to Consolidated EBITDA

The ratio of Consolidated Indebtedness to Consolidated EBITDA for any Relevant Period ending on a Test Date set out below, shall not exceed the ratio set out opposite such Test Date:

Test Dates	Ratio
30 June 2005	3.25:1
31 December 2005	3.25:1
30 June 2006	3.25:1
31 December 2006	3.25:1
30 June 2007	3.00:1
31 December 2007 and each Test Date falling thereafter	2.75:1

(e)	Minimum EBITDA to projected principal and interest costs

The ratio of EBITDA for any Relevant Period ending on a Test Date set out below to Projected Finance Charges as at that Test Date, shall not be less than the ratio set out opposite such Test Date:

Test Dates	Ratio
30 June 2006 and each Test Date falling thereafter	1.20:1

(f)	Minimum Consolidated EBITDA to projected principal and interest costs

The ratio of Consolidated EBITDA for any Relevant Period ending on a Test Date set out below to Projected Consolidated Finance Charges as at that Test Date, shall not be less than the ratio set out opposite such Test Date:

Test Dates	Ratio
30 June 2006 and each Test Date falling thereafter	1.20:1

Senior Secured Credit Facility Agreement

(g)	Capital Expenditure

(i)	The aggregate of the Capital Expenditure of the Borrower in respect of the financial year of the Borrower ending 31 December 2005 shall not exceed KRW900,000,000,000.

(ii)	The aggregate of the Capital Expenditure of the Borrower in respect the financial year of the Borrower ending 31 December 2006 shall not, when aggregated with the aggregate of the Capital Expenditure of the Borrower in respect the financial year of the Borrower ending 31 December 2005, exceed (in aggregate for both financial years) KRW900,000,000,000.

(iii)	The aggregate Capital Expenditure of the Borrower in respect of the financial year of the Borrower ending 31 December 2007 and in respect of each financial year of the Borrower thereafter shall not (for each such financial year) exceed KRW350,000,000,000.

(iv)	If in any financial year (the “Original Financial Year”) the amount of the Capital Expenditure of the Borrower, is less than the maximum amount permitted for that Original Financial Year (the difference being referred to below as (the “Unused Amount”)), then the maximum expenditure amount permitted in paragraphs (ii) and (iii) above for the immediately following financial year only shall be increased by an amount equal to the lower of (1) the Unused Amount and (2) KRW250,000,000,000 (or the equivalent thereof).

20.3	Financial testing

The financial covenants set out in Clause 20.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to paragraphs (a), (b)(i) and (b)(ii) (as applicable) of Clause 19.1 (Financial statements) and Clause 19.2 (Compliance Certificate).

20.4	No double counting on refinancing

Notwithstanding any other provision of this Clause 20 (Financial Covenants), in respect only of the first proposed Utilisation of Facility A on the First Utilisation Date and any proposed Utilisation of Facility B where the proceeds of the proposed Facility A Loan and Facility B Loans (as applicable) are to be applied in accordance with Clause 3.1 (Purpose of Facility A), paragraph (a) of Clause 3.2 (Purpose of Facility B) and/or towards refinancing other Financial Indebtedness of the Borrower to third parties as contemplated in paragraph (b) of Clause 3.2 (Purpose of Facility B) (as applicable), the Financial Indebtedness of the Borrower under the Existing Facility and such amount of Financial Indebtedness of the Borrower to third parties (other than (for the avoidance of doubt) Financial Indebtedness incurred under this Agreement) which is to be refinanced by the relevant proposed Facility B Loans in accordance with paragraph (b) of Clause 3.2 (Purpose of Facility B) shall not be counted as Indebtedness for Borrowed Money of the Borrower for the purposes of determining compliance by the Borrower with the financial covenants under Clause 20.2 (Financial condition) on the relevant proposed Utilisation Date provided that all such Financial Indebtedness under the Existing Facility is repaid in full by the Borrower on the First Utilisation Date and all such other Financial

Senior Secured Credit Facility Agreement

Indebtedness of the Borrower to third parties is repaid in full by the Borrower no later than the Relevant Refinancing Date.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Maintenance of status

The Borrower shall ensure that each Obligor and Consolidated Material Company preserves and maintains its existing corporate status.

21.2	Authorisations

The Borrower shall ensure that each Obligor and Consolidated Material Company promptly:

(a)	obtains, complies with and does all that is necessary to maintain in full force and effect; and

(b)	supplies certified copies to the Administrative Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it:

(i)	to perform its obligations under any Finance Document;

(ii)	to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of any Finance Document; and

(iii)	to own its property and assets and to carry on its business, trade and ordinary activities as currently conducted except to the extent failure to obtain or comply with those Authorisations would not reasonably be expected to have a Material Adverse Effect.

21.3	Compliance with laws

The Borrower shall ensure that each Obligor and Consolidated Material Company complies in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under any Finance Documents or any Material Contract.

21.4	Tax

The Borrower shall ensure that each Obligor and Consolidated Material Company files or causes to be filed all tax returns required to be filed in each Relevant Jurisdiction and shall ensure that each Obligor and Consolidated Material Company duly and punctually pays and discharges all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (a) payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) payment can be lawfully withheld).

21.5	Insurances

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(a)	The Borrower shall ensure that each Obligor and Consolidated Material Company:

(i)	keeps and maintains all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted;

(ii)	maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; and

(iii)	performs all of its obligations under the terms of such insurances.

(b)	The Borrower shall ensure that no Obligor or Consolidated Material Company shall without the prior written consent of the Administrative Agent, settle, compromise or abandon any claim in an amount exceeding KRW20,000,000,000 under any insurance of the type contemplated in (a) above.

(c)	The Borrower shall ensure that the insurance which is subject to the Transaction Security maintained by any Obligor shall:

(i)	names each Secured Party as endorsee and the Security Agent as additional insured and loss payee except in relation to third party liability or employer’s liability insurance; and

(ii)	contain provisions (A) requiring that the Security Agent receive notice of any non-payment of premiums and that such insurance policy may only be cancelled for non-payment of premiums, if such insurance is able to be cancelled, upon 30 days’ prior notice to the Security Agent, and (B) that excuse the Security Agent and each Secured Party from any obligation for premium payment notwithstanding its respective position as additional insured and loss payee.

21.6	Pensions

The Borrower shall ensure that all pension plans or schemes operated by or maintained for the benefit of each Obligor and Consolidated Material Company and/or any of its employees are fully funded or provided for based on reasonable actuarial assumptions and recommendations and are operated or maintained as required by law.

21.7	Pari passu ranking

The Borrower shall ensure that at all times the claims of the Finance Parties against any Obligor or Consolidated Material Company under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by operation of law applying to companies generally.

21.8	Preservation of assets

The Borrower shall ensure that each Obligor and Consolidated Material Company maintains and preserves all of its assets which are subject to Security and all other assets

Senior Secured Credit Facility Agreement

that are necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

21.9	Hedging

(a)	The Borrower shall enter into and maintain in full force and effect the Hedging Agreements in accordance with the Agreed Hedging Policy.

(b)	The Borrower shall ensure that at all times at least 35% of the aggregate principal amount of Indebtedness for Borrowed Money incurred by it is subject to fixed rates of interest and/or interest rate hedging arrangements under which the Borrower’s interest rate exposure in respect of such principal amount of Indebtedness for Borrowed Money is fixed.

21.10	Year end

The Borrower shall procure that each Obligor and Consolidated Material Company shall have and maintain the same financial year, provided that each Obligor and Consolidated Material Company may change its financial year end if, after such change, (a) all Obligor and Consolidated Material Companies shall have the same financial year and (b) the Borrower shall promptly notify the Administrative Agent of such change.

21.11	Transaction Security

(a)	Each Obligor shall (and the Borrower shall ensure that each Consolidated Material Company will) promptly do all such acts or execute all such documents as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Transaction Security or for the exercise of any rights, powers and remedies of the Secured Parties provided by or in accordance with the Finance Documents or by law; and/or

(ii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall take all such actions as are available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred, or as intended to be conferred, on the Secured Parties by or pursuant to the Finance Documents.

21.12	Access

The Borrower shall ensure that each Obligor and Material Company shall permit the Administrative Agent and/or the Security Agent or its delegates and/or accountants or other professional advisers and contractors of the Administrative Agent or the Security Agent or its delegates free access at all reasonable times and on reasonable notice:

(a)	to inspect and take copies and extracts from the books, accounts and records of each Obligor and Material Company;

(b)	to view the Secured Property and the premises of each Obligor and Material Company; and

Senior Secured Credit Facility Agreement

(c)	to meet and discuss matters with the senior management of the Borrower.

21.13	Compliance with obligations

Each Obligor shall perform all of its obligations under and comply with the terms of each of the Finance Documents to which it is a party in all material respects.

21.14	New Subsidiary guarantees

(a)	The Borrower shall ensure that, to the extent permitted by law:

(i)	each Consolidated Material Company which is not already a Guarantor shall, as soon as possible after becoming a Consolidated Material Company, accede hereto as a Guarantor; and

(ii)	at all times sufficient Subsidiaries have acceded as Guarantors hereto so as to ensure that at all times:

(A)	the gross assets of the Obligors (on a consolidated basis) represent more than 85 per cent. of consolidated gross assets of the Group; and

(B)	the consolidated turnover of the Obligors represents 85 per cent. or more of the consolidated turnover of the Group.

Compliance with the conditions set out in paragraphs (a)(i) and (ii) shall be determined by reference to the most recent Compliance Certificate supplied by the Borrower and/or the latest audited consolidated financial statements of the Group. However if a Subsidiary has been acquired since the date at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group’s auditors as representing an accurate reflection of the revised consolidated gross assets and consolidated turnover of the Group).

(b)	Each Obligor shall (and the Borrower shall procure that each Consolidated Material Company will) use its reasonable best efforts to take or cause to be taken all actions and promptly do or cause to be done all things necessary under applicable law to ensure that any Consolidated Material Company may, or that sufficient Subsidiaries may (as the case may be), accede hereto as a Guarantor or Guarantors as required by paragraph (a) of this Clause 21.14.

21.15	Application of proceeds

The Borrower shall apply all amounts borrowed by it under the Facilities for the purposes set out in Clause 3 (Purpose).

21.16	Change of business

The Borrower shall ensure that (i) no substantial change is made to the general nature of the business of the Borrower and the business of the Consolidated Group taken as a whole, from that carried on at the date of this Agreement, and (ii) no Obligor or Consolidated Material Company undertakes any business or other activity other than as

Senior Secured Credit Facility Agreement

expressly permitted by that Obligor or Consolidated Material Company’s memorandum and articles of association or other constitutional documents.

21.17	Environmental compliance

The Borrower shall ensure that each Obligor and Consolidated Material Company complies in all material respects with all Environmental Laws and obtains and maintains all Environmental Permits and takes all reasonable steps in anticipation of known future changes to or obligations under the same where failure to do so would reasonably be expected to have a Material Adverse Effect.

21.18	Environmental Claims

The Borrower shall inform the Administrative Agent in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim that has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against any Obligor or Consolidated Material Company; or

(b)	of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any Obligor or Consolidated Material Company,

where such claim, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

21.19	Negative pledge: Obligors

(a)	Subject to paragraph (c) below, no Obligor will create or permit to subsist any Security over any of its present or future revenues or assets.

(b)	Subject to paragraph (c) below, no Obligor will:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

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(i)	any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of trading or pursuant to paragraph (c) of Clause 14.4 (Indemnity to the Security Agent);

(iii)	any lien over goods and documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trading where such letter of credit transactions are entered into in connection with the purchase of those goods;

(iv)	any finance or capital lease of vehicles or equipment;

(v)	any set-off arrangement entered into under any of the Hedging Agreements or any other hedging arrangement;

(vi)	any Security over or affecting (or transaction (“Quasi-Security”) described in paragraph (b) above affecting) any asset acquired by an Obligor after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by such Obligor; and

(B)	the principal amount of indebtedness secured has not been increased in contemplation of, or since the acquisition of that asset by such Obligor;

(vii)	any Security or Quasi-Security over or affecting any asset of any company which becomes an Obligor after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes an Obligor, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company; and

(C)	the principal amount of indebtedness secured has not increased in contemplation of or since the acquisition of that company;

(viii)	the Transaction Security;

(ix)	any Security listed in Schedule 6 (Approved Existing Security) except to the extent that the principal amount secured by that Security exceeds the amount stated in that Schedule;

(x)	any Security securing Financial Indebtedness of the Borrower under the Existing Facility or the Existing Hedging Agreements provided that such Security is irrevocably removed or discharged in accordance with Clause 4.3 (Post-completion undertakings) (and the Lenders party to the Existing

Senior Secured Credit Facility Agreement

Hedging Agreements hereby agree to release such Security in exchange for rights in the Transaction Security in accordance with such Clause);

(xi)	any Security or Quasi-Security arising as a result of a disposal permitted under paragraph (b)(vii) or (c) of Clause 21.25 (Disposals);

(xii)	any Security created by an Obligor in favour of any person (a “Tenant”) who leases real estate property from such Obligor, such Security to be granted for the purposes of securing such Obligor’s obligation to return to that Tenant any deposit in the form of key money (the “Key Money Deposit”) which has been or may be paid by such Tenant to such Obligor pursuant to the terms of a lease (the “Lease”) entered into between such Obligor and such Tenant and to be in the form of:

(A)	a kun-mortgage, mortgage, cheon-sei-kwon or duly registered im-cha-kwon over or in respect of real estate property leased by such Obligor to the Tenant; or

(B)	a kun-pledge, pledge and yangdo dambo security over or in respect of any bank account of the Borrower in which an amount equal to the Key Money Deposit has been deposited,

(such Security being hereafter referred to as “Key Money Security”) provided that:

(A)	the maximum amount secured by any Key Money Security created pursuant to any one or more kun-mortgages, mortgage, cheon-sei-kwon or duly registered im-cha-kwon created by the Obligors and the Consolidated Material Companies shall not exceed in aggregate KRW50,000,000,000 at any time;

(B)	in the case of Key Money Security in the form of a kun-mortgage, mortgage, cheon-sei-kwon or duly registered im-cha-kwon the kun-mortgage, mortgage, cheon-sei-kwon or duly registered im-cha-kwon shall be provided by the relevant Obligor only as a requirement by the relevant Tenant and such Key Money Security shall in each case rank behind any Transaction Security created in relation to or in connection with the Real Property which is subject to such kun-mortgage, mortgage, cheon-sei-kwon or duly registered im-cha-kwon; and

(C)	each Lease (including, without limitation, the terms and conditions relating to the Key Money Deposit) and any such Key Money Security shall be on ordinary arms’ length commercial terms and conditions;

(xiii)	any lien incurred in the ordinary course of an Obligor’s ownership of its properties, including easements, rights of way, restrictions, leases and other similar title exceptions or encumbrances, which are not incurred in connection with the incurring of Financial Indebtedness and which do not

Senior Secured Credit Facility Agreement

in the aggregate materially impair the use of such property in the operation of the business of such Obligor, or the value of such property for the purposes of such business;

(xiv)	any Security granted by an Obligor after the date of this Agreement which is not permitted under paragraphs (i) to (xiii) above provided that such Security is granted for the benefit of the Finance Parties on a pari passu basis with, and on the same terms as, the other finance parties under such Security in accordance with intercreditor arrangements which are substantially based on the summary of key terms set out in Schedule 11 (Summary of Key Terms of Intercreditor Arrangements); or

(xv)	any Security over or affecting the assets of a Consolidated Material Company prior to becoming an Obligor permitted under paragraph (c) of Clause 21.20 (Negative pledge: Consolidated Material Companies) below and subsisting as at the date on which that company becomes an Obligor provided further that, in the event that such Security is not otherwise permitted by such paragraphs (i) to (xiii) above of this paragraph (c), the Borrower shall ensure that such company shall use its reasonable efforts from the date on which it becomes an Obligor to procure that such Security is granted for the benefit of the Secured Parties on a pari passu basis, and on the same terms as, the secured creditors under such Security, in accordance with intercreditor arrangements which are substantially based on the summary of key terms set out in Schedule 11 (Summary of Key Terms of Intercreditor Arrangements).

21.20	Negative pledge: Consolidated Material Companies

(a)	Subject to paragraph (c) below, the Borrower shall ensure that no Consolidated Material Company will create or permit to subsist any Security over any of its present or future revenues or assets.

(b)	Subject to paragraph (c) below, the Borrower shall ensure that no Consolidated Material Company will:

(ii)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Consolidated Material Company;

(iii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iv)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

Senior Secured Credit Facility Agreement

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any netting or set-off arrangement entered into by any Consolidated Material Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of trading or pursuant to paragraph (c) of Clause 14.4 (Indemnity to the Security Agent);

(iii)	any lien over goods and documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trading where such letter of credit transactions are entered into in connection with the purchase of those goods;

(iv)	any finance or capital lease of vehicles or equipment;

(v)	any set-off arrangement entered into under any hedging arrangement;

(vi)	any Security over or affecting (or transaction (“Quasi-Security”) described in paragraph (b) above affecting) any asset acquired by a Consolidated Material Company after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a Consolidated Material Company; and

(B)	the principal amount of indebtedness secured has not been increased in contemplation of, or since the acquisition of that asset by a Consolidated Material Company;

(vii)	any Security or Quasi-Security over or affecting any asset of any company which becomes Consolidated Material Company after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a Consolidated Material Company, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company; and

(B)	the principal amount of indebtedness secured has not increased in contemplation of or since the acquisition of that company;

(viii)	any Security or Quasi-Security entered into in connection with the refinancing of any indebtedness referred to in paragraphs (vi) and (vii) above provided that the assets which are the subject of such Security or Quasi-Security do not exceed those secured pursuant to the Security or Quasi-Security referred to in paragraphs (vi) and (vii) above;

(ix)	any Security or Quasi-Security arising as a result of a disposal permitted under paragraph (b)(vii) or (c) of Clause 21.25 (Disposals);

Senior Secured Credit Facility Agreement

(x)	any Security created by any Consolidated Material Company in favour of any person (a “Tenant”) who leases real estate property from such Consolidated Material Company, such Security to be granted for the purposes of securing such Consolidated Material Company’s obligation to return to that Tenant any deposit in the form of key money (the “Key Money Deposit”) which has been or may be paid by such Tenant to such Consolidated Material Company pursuant to the terms of a lease (the “Lease”) entered into between such Consolidated Material Company and such Tenant and to be in the form of:

(A)	a kun-mortgage, mortgage, cheon-sei-kwon or duly registered im-cha-kwon over or in respect of real estate property leased by such Consolidated Material Company to the Tenant; or

(B)	a kun-pledge, pledge and yangdo dambo security over or in respect of any bank account of such Consolidated Material Company in which an amount equal to the Key Money Deposit has been deposited,

(such Security being hereafter referred to as “Key Money Security”) provided that:

(A)	the maximum amount secured by all such Key Money Security created pursuant to any one or more kun-mortgages, mortgage, cheon-sei-kwon or duly registered im-cha-kwon created by the Obligors and the Consolidated Material Companies shall not exceed in aggregate KRW50,000,000,000 at any time;

(B)	in the case of Key Money Security in the form of a kun-mortgage, mortgage, cheon-sei-kwon or duly registered im-cha-kwon, the kun-mortgage, mortgage, cheon-sei-kwon or duly registered im-cha-kwon shall be provided by the relevant Consolidated Material Company only as a requirement by the relevant Tenant and such Key Money Security shall in each case rank behind any Transaction Security created in relation to or in connection with the Real Property which is subject to such kun-mortgage, mortgage, cheon-sei-kwon or duly registered im-cha-kwon; and

(C)	each Lease (including, without limitation, the terms and conditions relating to the Key Money Deposit) and any such Key Money Security shall be on ordinary arms’ length commercial terms and conditions;

(xi)	any lien incurred in the ordinary course of a Consolidated Material Company’s ownership of its properties, including easements, rights of way, restrictions, leases and other similar title exceptions or encumbrances, which are not incurred in connection with the incurring of Financial Indebtedness and which do not in the aggregate materially impair the use of such property in the operation of the business of such Consolidated

Senior Secured Credit Facility Agreement

Material Company, or the value of such property for the purposes of such business; or

(xii)	any other Security provided that the total assets of the Group which are the subject of Security (excluding Security permitted under paragraphs (i) to (viii), (ix) (insofar as it relates to paragraph (c) of Clause 21.25 (Disposals)), (x) and (xi) above (or, in the case of Security granted by an Equity Linked Investment, permitted as if granted by a Consolidated Material Company) and under paragraphs (c)(i) to (x), (xi) (insofar as it relates to paragraph (c) of Clause 21.25 (Disposals)), (xii), (xiii) and (xiv) of Clause 21.19 (Negative pledge: Obligors)) does not exceed 15% of the consolidated gross assets of the Group as determined by reference to the most recent financial statements of the Group delivered in accordance with Clause 19.1 (Financial statements) as may be updated from time to time by the delivery by the Borrower to the Administrative Agent of a certificate (in form and substance satisfactory to the Majority Lenders (acting reasonably)) from the Chief Financial Officer of the Borrower certifying the updated consolidated gross assets of the Group as at the date of delivery of such certificate.

21.21	Corporate restructuring

(a)	The Borrower shall ensure that no Obligor or Consolidated Material Company will enter into (or agree to enter into) any amalgamation, demerger, merger or corporate reconstruction without the prior written consent of the Administrative Agent acting on the instructions of the Majority Lenders (acting reasonably).

(b)	Paragraph (a) above shall not apply to:

(i)	any amalgamation or merger by the Borrower with Thrunet provided that the Borrower is the surviving entity of such amalgamation or merger; or

(ii)	any amalgamation or merger by the Borrower provided that:

(A)	the Borrower is the surviving entity of such amalgamation or merger;

(B)	the Chief Financial Officer of the Borrower (1) certifies that such amalgamation or merger will, based on reasonable assumptions, have a positive effect on the EBITDA and net cashflow of the Borrower, (2) certifies that the Borrower will be in compliance with Clause 20.2 (Financial condition) on the first Test Date after the date of such amalgamation or merger is made; and (3) provides information (in such detail as the Administrative Agent may reasonably require) in respect of, inter alia, the business and operations of the target company; and

(C)	no Default is continuing or would result from the proposed amalgamation or merger.

21.22	Acquisitions

Senior Secured Credit Facility Agreement

(a)	No Obligor shall (and the Borrower shall ensure that no Consolidated Material Company will):

(i)	purchase, subscribe for or otherwise acquire any shares (or other securities or any interest therein) in, or incorporate, any other company (other than an Obligor) or agree to do any of the foregoing;

(ii)	purchase or otherwise acquire any assets (other than in the ordinary course of business) or (without limitation to any of the foregoing) acquire any business or interest therein or agree to do so; or

(iii)	form, or enter into, any partnership, consortium or other like arrangement or agree to do so (other than any partnership, consortium or other like arrangement entered into on normal commercial terms and conditions and in the ordinary course of business).

(b)	Paragraph (a) above shall not apply to:

(i)	the Thrunet Acquisition;

(ii)	any other investment or acquisition provided that the Borrower delivers to the Administrative Agent not later than 5 Business Days before it or the relevant Obligor or Consolidated Material Company legally commits to make such acquisition a certificate signed by the Chief Financial Officer of the Borrower confirming that:

(A)	no Default is continuing on the closing date of the relevant acquisition or would occur as a result of the acquisition;

(B)	the terms and conditions upon which the acquisition takes or will take place are ordinary arm’s length commercial terms;

(C)	the principal business of the company or business being acquired is similar to or complementary to the business of the Borrower and the Consolidated Group;

(D)	in the event that such acquisition is an Equity Linked Investment where the consideration for any such acquisition comprises any equity linked instrument under which the Borrower incurs Financial Indebtedness which matures on or before the Final Maturity Date for Facility C, the Borrower will be in compliance with Clause 20.2 (Financial condition) on the first Test Date immediately after the date such acquisition is made, and attaching information (in such detail as the Administrative Agent may reasonably require) in respect of the Financial Indebtedness to be incurred; and

(E)	in the event that such investment or acquisition is not an Equity Linked Investment, (1) save where the consideration for such investment or acquisition consists solely of the WiBro (Wireless Broadband) licence, such acquisition will, based on reasonable

Senior Secured Credit Facility Agreement

assumptions, have a positive effect on the Consolidated EBITDA and net cashflow of the Group, (2) the Borrower will be in compliance with Clause 20.2 (Financial condition) on the first Test Date immediately after the date such acquisition is made, and (3) attaching information (in such detail as the Administrative Agent may reasonably require) in respect of, inter alia, the business and operations of the target company, provided that any certificate to be delivered under this paragraph (E) in respect of an increase in shareholding of a member of the Group shall be calculated by reference to the total, rather than the incrementally increased, shareholding.

21.23	Loans and guarantees

(a)	Subject to paragraph (b) below, the Borrower shall:

(i)	ensure that no Obligor will make any loans (other than loans to its employees in the ordinary course of business and on normal terms and conditions), grant any credit (except in the ordinary course of business) or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of and for Financial Indebtedness of any person other than another Obligor or otherwise voluntarily assume any liability, whether actual or contingent, for Financial Indebtedness of any person other than another Obligor; and

(ii)	not provide any direct or indirect financial assistance to any Subsidiary or Affiliate other than another Obligor.

(b)	Paragraph (a) above does not apply to any loan, credit, guarantee or financial assistance granted by the Borrower to Thrunet under the corporate bonds or other debt securities (if any) issued to the Borrower by Thrunet as part of the consideration for the Thrunet Acquisition.

21.24	Arm’s length basis

No Obligor (and the Borrower shall ensure that no Consolidated Material Company will) enter into any transaction or series of transactions with any person except on arm’s length ordinary commercial terms and conditions and for full market value.

21.25	Disposals

(a)	No Obligor shall (and the Borrower shall ensure that no Consolidated Material Company will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of an asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of any surplus, obsolete or redundant asset or assets which are not material to the efficient operation of the business of the disposing entity (other than any real estate property);

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(iii)	of assets exchanged within six (6) months of such disposal for other assets comparable or superior as to type, value and quality;

(iv)	made by one Consolidated Material Company to any other Consolidated Material Company or to an Obligor;

(v)	(subject to paragraph (c) below) made between or among Obligors, provided that such disposal takes place without prejudice to any Security existing over the asset or assets disposed of;

(vi)	of cash or marketable debt instruments held as investments on terms not otherwise prohibited by this Agreement;

(vii)	by way of sale and leaseback by an Obligor or Consolidated Material Company of any asset (which is not subject to the Transaction Security) where the value of the assets sold and leased back pursuant to all such transactions does not exceed in the aggregate KRW100,000,000,000 or its equivalent;

(viii)	of assets not subject to the Transaction Security for the purpose of making any investment or acquisition permitted to Clause 21.22 (Acquisitions) provided that where the consideration for any investment or acquisition comprises the WiBro (Wireless Broadband) licence, the company in which the investment is made is at least 50% owned directly or indirectly by the Borrower; or

(ix)	of assets on ordinary commercial terms by an Obligor or Consolidated Material Company where the value of the assets disposed of pursuant to all such transactions does not exceed in the aggregate KRW50,000,000,000 in any financial year of the Borrower.

(c)	Notwithstanding anything in this Clause 21.25 (Disposals) or any other provision of this Agreement to the contrary, the Borrower and Thrunet shall each be permitted to enter into a single or series of securitisation transactions (whether effected under the Act Concerning Asset-Backed Securitisation law number 5555 (as amended) or otherwise) pursuant to which the Borrower and/or Thrunet (as applicable) shall be permitted to sell, entrust or otherwise dispose of assets for the purposes of such securitisation provided that:

(i)	in the case of Thrunet, any proceeds received by Thrunet from any such securitisation transaction or transactions (and in particular from the sale, entrustment or disposal of such assets in connection with such securitisation transaction or transactions) shall be used for the sole purpose of repaying or prepaying the corporate bonds or other debt instruments (if any) issued to the Borrower by Thrunet as part of the consideration for the Thrunet Acquisition provided that Thrunet, as originator, may use a portion of such proceeds to purchase or otherwise acquire a subordinated interest in such securitisation transaction or transactions for the purpose of credit enhancement; and

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(ii)	in the case of the Borrower, the aggregate principal amount of Financial Indebtedness raised by the Borrower at any time pursuant to all such transactions shall not exceed KRW70,000,000,000; for the avoidance of doubt no account shall be taken of the Borrower’s subordinated interest or residual claim in respect of such assets disposed of pursuant to such transactions.

21.26	Dividends and distributions

(a)	The Borrower shall not:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, fee or distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay any management, advisory or other fee to or to the order of any of its shareholders (other than, for the avoidance of doubt, reimbursement of reasonable and documented expenses); or

(iv)	redeem, repurchase, defease, retire or repay (in this Clause 21.26, a “Share Redemption”) any of its share capital or resolve to do so,

and the Borrower shall ensure that no other Obligor undertakes or resolves to undertake any of the foregoing actions.

(b)	Paragraph (a) above does not apply to:

(i)	any dividends paid by the Borrower in respect of any financial year of the Borrower provided that:

(A)	no Default has occurred and is continuing at the time of such payment;

(B)	the ratio of Borrower Indebtedness to EBITDA in respect of the most recently completed Relevant Period is less than 2.00:1; and

(C)	the aggregate amount of such dividends (for the relevant financial year) does not, in any financial year of the Borrower exceed the amount (in KRW) which is equal to 25% of the net income of the Borrower for that financial year; and

(ii)	dividends paid by an Obligor to another Obligor.

21.27	Corporate Bond Facility

The Borrower may not (and will ensure that no other member of the Group will) voluntarily repay, prepay, redeem or make any other voluntary payment of principal under any or all of the Notes except for any voluntary redemption of the Notes which the Borrower is entitled to make as a result of a change in any tax law or regulation in Korea in accordance with the terms of the Corporate Bond Facility.

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22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 is an Event of Default.

22.1	Non-payment

Any Obligor does not pay on the due date any amount payable by it pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless payment is made within three (3) Business Days of its due date.

22.2	Breach of certain covenants

Any requirement of Clause 4.3 (Post-completion undertakings), Clause 20 (Financial Covenants), Clause 21.19 (Negative pledge: Obligors), Clause 21.20 (Negative pledge: Consolidated Material Companies), Clause 21.21 (Corporate restructuring), Clause 21.22 (Acquisitions) or Clause 21.27 (Corporate Bond Facility) is not satisfied.

22.3	Other obligations

(a)	Any Obligor does not comply with any provision of the Finance Documents binding on it (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Breach of certain covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the Administrative Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made by any Obligor or Consolidated Material Company in the Finance Documents or any other document delivered by or on behalf of any Obligor or Consolidated Material Company pursuant to any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.5	Cross default

(a)	Except for any Financial Indebtedness incurred under the Finance Documents:

(i)	any Financial Indebtedness of any Obligor or Material Company is not paid when due or within any originally applicable grace period;

(ii)	any Financial Indebtedness of any Obligor or Material Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(iii)	any commitment for any Financial Indebtedness in excess of KRW60,000,000,000 (or its equivalent in any other currency or currencies) of any Obligor or Material Company is cancelled or suspended by a creditor of any Obligor or Material Company as a result of an event of default (however described); or

(iv)	any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower which is incurred by the Borrower under the

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Corporate Bond Facility due and payable prior to its specified maturity as a result of an event of default (however described),

(b)	No Event of Default under paragraph (a) above will occur if the aggregate amount of Financial Indebtedness falling within paragraphs (a)(i) to (a)(iv) above is less than KRW25,000,000,000 or its equivalent in any other currency or currencies).

(c)	No Event of Default under paragraph (a) above will occur if the relevant event or circumstance relates to a Material Company which is not a Consolidated Material Company and such event or circumstance would not reasonably be expected to have a Material Adverse Effect.

22.6	Insolvency

(a)	An Obligor or Material Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any Obligor or Material Company.

(c)	No Event of Default under paragraph (a) above will occur if the relevant event or circumstance relates to a Material Company which is not a Consolidated Material Company and such event or circumstance would not reasonably be expected to have a Material Adverse Effect.

22.7	Insolvency proceedings

(a)	Any corporate action or any legal proceeding or other formal procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Material Company other than a solvent liquidation or reorganisation of any Material Company;

(ii)	a composition, assignment or arrangement with any creditor of any Obligor or Material Company;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or Material Company or any of its assets (other than in respect of a solvent liquidation or administration of a Material Company;

(iv)	enforcement of any Security over any assets of any Material Company; or

(v)	the initiation of proceedings in relation to the Borrower under the CRPL,

or any analogous procedure or step is taken in any jurisdiction.

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(b)	No Event of Default under paragraph (a) above will occur if the relevant event or circumstance relates to a Material Company which is not a Consolidated Material Company and such event or circumstance would not reasonably be expected to have a Material Adverse Effect.

22.8	Final judgment

Any final judgment or any final order in an amount exceeding KRW25,000,000,000 (or its equivalent in another currency or currencies) is made by any court of competent jurisdiction against any Obligor or Material Company and remains unstayed or unsatisfied for more than 45 days.

22.9	Creditors’ process

(a)	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor or Material Company (having an aggregate value greater than KRW50,000,000,000 (or its equivalent in another currency or currencies) and is not discharged within:

(i)	14 days; or

(ii)	if the relevant Obligor or Material Company is, in the reasonable opinion of the Majority Lenders, contesting such expropriation, attachment, sequestration, distress or execution in good faith, 45 days.

(b)	No Event of Default under paragraph (a) above will occur if the relevant event or circumstance relates to a Material Company which is not a Consolidated Material Company and such event or circumstance would not reasonably be expected to have a Material Adverse Effect.

22.10	Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its material obligations under the Finance Documents or any of the material obligations of any Obligor under any Finance Document are not or cease to be legal, valid, binding and enforceable.

22.11	Repudiation

Any Obligor repudiates a Finance Document or any of the Transaction Security or evidences an intention to repudiate a Finance Document or any of the Transaction Security by way of the initiation of any formal steps or proceedings or any other written document or notice to any person.

22.12	Governmental Intervention

(a)	By or under the authority of any government:

(i)	the management of any Obligor or Material Company is wholly or partially displaced or the authority of any Obligor or Material Company in the conduct of its business is wholly or partially curtailed; or

(ii)	all or a majority of the issued shares of any Obligor or Material Company or the whole or any part (the book value of which is 20% or more of the book value of the whole) of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired,

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in each case where such displacement or curtailment would reasonably be expected to have a Material Adverse Effect.

(b)	Any government authority in Korea:

(i)	imposes or makes any changes in any exchange control restrictions (or in the interpretation, administration or application thereof) that the Majority Lenders believe would reasonably be expected to have a Material Adverse Effect;

(ii)	declares a moratorium on the payment of any indebtedness denominated in a currency other than Korean Won; or

(iii)	takes any action, commences negotiations or requests action with a view to rescheduling all or part of the indebtedness of the government of Korea.

22.13	Material adverse change

Any event or circumstance occurs which the Majority Lenders believe would reasonably be expected to have a Material Adverse Effect.

22.14	Transaction Security

(a)	At any time after the First Utilisation Date any of the Transaction Security is or becomes unlawful or at any time any of the Transaction Security is not, or ceases to be legal, valid, binding or enforceable or otherwise ceases to be effective.

(b)	At any time after the First Utilisation Date any of the Transaction Security fails to have first ranking priority (or, as the case may be, the ranking which it is expressed to have in the Security Document pursuant to which it is created) or is subject to any prior ranking Security (other than where the Security Document pursuant to which such Transaction Security is created expresses such Transaction Security as having second ranking priority) or pari passu ranking security other than prior ranking Security arising under statutory liens mandatorily preferred by operation of law applying to companies generally.

22.15	Clearing House suspension

The Clearing House suspends any current account transactions of the Borrower.

22.16	Acceleration

(a)	On the occurrence of an Event of Default which is continuing under Clause 22.7 (Insolvency proceedings):

(i)	the Total Commitments shall immediately be cancelled; and

(ii)	all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents shall immediately be due and payable.

(b)	On and at any time after the occurrence of an Event of Default which is continuing (other than under Clause 22.7 (Insolvency proceedings)) the Administrative Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

Senior Secured Credit Facility Agreement

(i)	cancel the Total Commitments, whereupon they shall immediately be cancelled;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Administrative Agent on the instructions of the Majority Lenders; and/or

(iv)	exercise, or direct the Security Agent to exercise, any or all of its rights, remedies and powers under any of the Finance Documents.

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SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

under this Agreement to another bank, financial institution, trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2	Conditions of assignment or transfer

(a)	An Existing Lender shall give notice of a proposed assignment or transfer by it to the Administrative Agent by no later than 12 noon on the Business Day which is seven (7) days prior to the date upon which the proposed assignment or transfer is intended to take effect. The Administrative Agent shall provide a copy of such notice of proposed assignment or transfer to the Borrower on the day upon which such notice is received by it.

(b)	During the Facility B Availability Period the consent of the Borrower is required for any assignment or transfer by a Lender in accordance with Clause 23.1 (Assignments and transfers by the Lenders) unless:

(i)	an Event of Default is continuing; or

(ii)	the New Lender is (1) Affiliate of the Existing Lender, (2) an investment grade bank or financial institution, (3) a bank or financial institution owned by an investment grade sovereign, (4) another Lender or (5) a Korean resident bank or financial institution.

(c)	The Borrower’s consent to any assignment or transfer (if required) must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent to any assignment or transfer by a Lender five Business Days after that Lender has (through the Administrative Agent) requested it unless such consent is expressly refused within that time.

(d)	The Borrower shall, upon giving its consent to any assignment or transfer (if required) (whether expressly or whether such consent is deemed to have been given in accordance with paragraph (c) above), be deemed to have consented to such assignment or transfer on behalf of itself and the other Obligors, each of whom irrevocably appoints the Borrower to consent on its behalf to any assignment or transfer under this Clause 23.

(e)	An assignment by the Existing Lender will only be effective on receipt by the Administrative Agent of written confirmation from the New Lender (in form and substance satisfactory to the Administrative Agent) that the New Lender will

Senior Secured Credit Facility Agreement

assume the same obligations to the other Finance Parties as it would have been under if it was the Existing Lender (with the obligations corresponding to the rights so assigned), including the obligations referred to in paragraph (f), provided that (for the avoidance of doubt) this paragraph (e) shall not apply to any transfer by the Existing Lender.

(f)	Upon receipt of the confirmation referred to in paragraph (e) above, the Administrative Agent (on behalf of the Existing Lender and the New Lender) shall promptly deliver a written notice, with fixed-date stamp affixed thereon, to the Borrower of the assignment of such Existing Lender’s rights under the Finance Documents, and the New Lender shall indemnify the Administrative Agent within 10 days of demand against any costs and expenses incurred by the Administrative Agent in relation to the affixing of such fixed-date stamp.

(g)	A transfer by the Existing Lender will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(h)	The amount of a proposed assignment or transfer (other than a proposed assignment or transfer to another Existing Lender or an Affiliate thereof) by an Existing Lender in relation to any Facility (or any Loan made under such Facility) must be in aggregate a minimum amount equivalent to KRW5,000,000,000 (or, in the case of Facility A and Facility B2 or a USD Loan, USD5,000,000), or, if less, the entire amount of its Available Facility for such Facility and/or its participation in any Loan made under such Facility or as otherwise agreed by the Administrative Agent and the Borrower.

(i)	If:

(i)	the Existing Lender assigns or transfers any of its rights or obligations under the Finance Documents or a Lender changes its Facility Office; and

(ii)	as a result of circumstances existing at the date such assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or, as the case may be, such Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or, as the case may be, such Lender acting through its new Facility Office shall only be entitled (by reference to such circumstances so existing as at the date of such assignment, transfer or change or a continuation of such circumstances) to receive payment under those Clauses to the same extent as the Existing Lender or, as the case may be, such Lender acting through its previous Facility Office would have been if such assignment, transfer or change had not occurred.

(j)	An Existing Lender shall, simultaneously with (i) assignment by it of any or all of its rights under this Agreement to a New Lender, assign to such New Lender a proportionate share of the rights held by it (in its capacity as Lender) under or in connection with the other Finance Documents or (ii) transfer by it of any or all of

Senior Secured Credit Facility Agreement

its rights and obligations under this Agreement to a New Lender, transfer to such New Lender a proportionate share of the rights and obligations held by it (in its capacity as Lender) under or in connection with the other Finance Documents.

(k)	An assignment or transfer of an Existing Lender’s rights and/or obligations under the Security Documents corresponding to the rights and obligations assigned or transferred by the Existing Lender to the New Lender under this Agreement will only be effective if the conditions of assignment and/or transfer (as applicable) (if any) required by applicable laws in relation to such rights and/or obligations under the Security Documents are satisfied.

23.3	Assignment or transfer fee

(a)	The New Lender shall, on the date upon which an assignment or transfer by the Existing Lender to it takes effect, pay to the Administrative Agent (for its own account) a fee of US$1,000 or KRW1,000,000.

(b)	Notwithstanding any provision of this Agreement to the contrary, the Borrower shall not be responsible for any costs incurred or to be incurred in connection with any assignment or transfer by a Lender (including but not limited to any costs or fees related to the transfer of any related security interest) other than in connection with an assignment or transfer by a Lender made in accordance with Clause 7.5 (Right of replacement of a single Lender).

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor or any member of the Group;

(iii)	the performance and observance by any Obligor or any member of the Group of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and each member of the Group and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

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(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor, each member of the Group and their related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-assignment or re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer by the Existing Lender to the New Lender is effected in accordance with paragraph (b) below on the Transfer Date relating thereto. The Administrative Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate (on behalf of the Finance Parties and the Obligors in accordance with paragraph (c)).

(b)	On the Transfer Date relating to a transfer by the Existing Lender to the New Lender:

(i)	to the extent that in the Transfer Certificate relating to such transfer the Existing Lender seeks to transfer by novation its rights and obligations under this Agreement, each of the Obligors party hereto and the Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another under this Agreement which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agents, the Mandated Lead Arrangers, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been the Existing Lender with the rights and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Agents, the Mandated Lead Arrangers, the Paying Agent, the Security Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

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(iv)	the New Lender shall become a Party as a “Lender” and entitled to the benefits of any other Finance Document entered into by the Agent and/or Security Agent on behalf of the Lenders.

(c)

(i)	Each of the Finance Parties (other than the Administrative Agent) and the Obligors irrevocably appoints the Agent as its attorney-in-fact with full power and authority on its behalf and in its name to execute any Transfer Certificate (appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement) received by the Administrative Agent.

(ii)	Each Lender hereby irrevocably appoints the Agent as such Lender’s attorney-in-fact with full power and authority on its behalf and in its name to deliver any Transfer Certificate (to which it is a party) to the Borrower. The Administrative Agent shall promptly upon its execution of any Transfer Certificate deliver a copy thereof to the Borrower (on behalf of all Obligors).

(iii)	Each Obligor hereby irrevocably appoints the Administrative Agent as its attorney-in-fact with full power and authority on its behalf and in its name to take all actions as may be necessary in order to effect any assignment or transfer by any Lender in accordance with Clause 23 (Changes to the Lenders).

23.6	Disclosure of information

Any Lender may disclose to any person:

(a)	to (or through) whom such Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations under the Finance Documents;

(b)	with (or through) whom such Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor;

(c)	who acquires or is proposing to acquire any interest in, or enters into or is proposing to enter into any merger, amalgamation or other similar arrangement with, such Lender;

(d)	who is an Affiliate of such Lender;

(e)	who is a professional adviser of such Lender of or any of such Lender’s Affiliates who owes duty of confidentiality to such Lender;

(f)	who is a Finance Party;

(g)	in any legal proceedings arising out of or in connection with any Finance Document, or to the extent otherwise reasonably required in connection with any

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preservation or enforcement of any Security created under any Security Document; or

(h)	to whom information may be required to be disclosed by any applicable law or regulation or the rules or requirements of any applicable securities exchange or regulatory or self-regulatory body or authority, such information about any Obligor, any member of the Group and the Finance Documents as such Lender shall consider appropriate, provided that (i) in relation to paragraphs (a), (b) and (c), the person to whom such information is to be given has entered into a confidentiality undertaking substantially in the form recommended by the Loan Market Association (or has otherwise undertaken in writing to keep such information confidential on a similar basis as this Clause 23.6 as if such person were a Lender) and (ii) in relation to paragraph (d), such Lender shall ensure that such Affiliate shall comply with the provisions of this Clause as if such person were a Lender.

Notwithstanding any of the provisions of this Agreement, each Obligor and each Finance Party hereby agrees that each Party and each employee, representative or other agent of each Party may disclose to any and all persons, without limitation of any kind, the “tax structure” and “tax treatment” (in each case within the meaning of the U.S. Treasury Regulation Section 1.6011-4) of the Facility and any materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing relating to such tax structure and tax treatment.

24.	CHANGES TO THE OBLIGORS

24.1	Assignment and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Guarantor accession

(a)	A Subsidiary of the Borrower shall become a Guarantor if:

(i)	the Borrower delivers to the Administrative Agent a duly completed and executed Accession Letter; and

(ii)	the Administrative Agent has received all of the documents and other evidence listed in Part II (Conditions precedent required to be delivered by a Guarantor) of Schedule 2 (Conditions Precedent) in relation to that Guarantor, each in form and substance satisfactory to the Administrative Agent.

(b)	The Administrative Agent shall notify the Borrower and the Lender promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions precedent required to be delivered by a Guarantor) of Schedule 2 (Conditions Precedent).

24.3	Repetition of representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in Clause 18 (Representations) are true and

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correct in relation to it as at the date of delivery as if made by reference to the facts and circumstance then existing.

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SECTION 10

THE FINANCE PARTIES

25.	ROLE OF THE AGENTS AND THE MANDATED LEAD ARRANGERS

25.1	Appointment of the Agents

(a)	Each other Finance Party (other than the Security Agent and the Paying Agent) appoints the Administrative Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party (other than the Security Agent and the Administrative Agent) appoints the Paying Agent to act as its agent under and in connection with the Finance Documents.

(c)	Each other Finance Party authorises each Agent to exercise the rights, powers, authorities and discretions specifically given to that Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agents

(a)	The Administrative Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Administrative Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Administrative Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Administrative Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Administrative Agent or the Paying Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to the Administrative Agent, the Paying Agent, the Mandated Lead Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Paying Agent will promptly notify the Administrative Agent of each payment it receives from or payable to an Obligor or Finance Party under the Finance Documents (other than any sum due to the Paying Agent on its own account).

(f)	The Administrative Agent will promptly notify the Paying Agent of each notice or other communication it receives from an Obligor or Finance Party under the Finance Documents in relation to any payment of any sum thereunder (other than any sum due to the Administrative Agent on its own account).

(g)	Each Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Mandated Lead Arrangers

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Except as specifically provided in the Finance Documents, a Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes an Agent or any Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agents nor the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Agents and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions

(a)	Each Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of the Guarantors.

(c)	Each Agent may engage, pay for and rely on the advice or services of any legal advisers, accountants, surveyors or other experts.

(d)	Each Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	Each Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agents nor any Mandated Lead Arranger is obliged to do or omit to

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do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Administrative Agent shall (i) exercise any right, power, authority or discretion vested in it as the Administrative Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as the Administrative Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties (other than the Security Agent).

(c)	Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	No Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8	Responsibility for documentation

None of the Agents and the Mandated Lead Arrangers:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agents, the Mandated Lead Arrangers, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document, the Transaction Security.

25.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, no Agent will be liable for any action taken by it under or in connection with any Finance Document, the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than an Agent) may take any proceedings against any officer, employee or agent of that Agent in respect of any claim it might have against that

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Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of that Agent or of the Security Agent may rely on this Clause 25.9.

(c)	No Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for that purpose.

(d)	The Security Agent will not be liable for any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents, the Transaction Security or otherwise, whether in accordance with an instruction from the Administrative Agent or otherwise unless directly caused by its gross negligence or wilful misconduct.

(e)	The Security Agent will not be liable for (i) the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, or in connection with the Finance Documents, the Transaction Security or (ii) any shortfall which arises on the enforcement of the Transaction Security.

(f)	The Security Agent will not be liable for any losses to any person or any liability arising as a result of taking action or not taking any action under the Transaction Security in relation to modems or other equipment located in subscribers’ premises provided that it has acted in accordance with Korean law and its internal agency procedures.

25.10	Lenders’ indemnity to the Agents and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Agents and the Security Agent, within 3 Business Days of demand, against any cost, loss or liability incurred by that Agent or the Security Agent (otherwise than by reason of that Agent’s or the Security Agent’s gross negligence or wilful misconduct) in acting as Administrative Agent, Paying Agent or as Security Agent under the Finance Documents (unless that Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of an Agent

(a)	An Agent (other than the Security Agent) may resign and appoint one of its Affiliates acting through an office in Korea as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively an Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (with the consent of the Borrower, such consent not to be unreasonably withheld or delayed) may appoint a successor Agent.

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(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, such Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in Korea).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Administrative Agent or, as the case may be, the Paying Agent under the Finance Documents.

(e)	Such Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to an Agent, require it to resign in accordance with paragraph (b) above. In this event, such Agent shall resign in accordance with paragraph (b) above.

25.12	Confidentiality

(a)	In acting as agent for the Finance Parties or, as the case may be, security agent for the Secured Parties, each of the Agents and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and such Agent shall not be deemed to have notice of it.

25.13	Relationship with the Lenders

(a)	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 5 Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Secured Party shall supply the Administrative Agent with any information that the Security Agent may reasonably specify (through the Administrative Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Administrative Agent and shall not deal directly with the Security Agent.

25.14	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to

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each Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including without limitation:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agents, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Secured Property, the priority of any of the Transaction Security or the existence of any Security affecting the Secured Property.

25.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Administrative Agent shall (with the consent of the Borrower (such consent not to be unreasonably withheld)) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.16	Deduction from amounts payable by the Paying Agent

If any Party owes an amount to the Paying Agent under the Finance Documents the Paying Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Paying Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	ROLE OF SECURITY AGENT

26.1	Duties of Security Agent

Each of the parties to this Agreement agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents (and no others shall be implied).

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26.2	No independent power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent.

26.3	Security Agent’s instructions

The Security Agent shall:

(a)	unless a contrary indication appears in a Finance Document, act in accordance with any instructions given to it by the Administrative Agent and shall be entitled to assume that (i) any instructions received by it from the Administrative Agent are duly given by or on behalf of the Majority Lenders or, as the case may be, the Lenders in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation that any instructions or directions given by the Administrative Agent have not been revoked;

(b)	be entitled to request instructions, or clarification of any direction, from the Administrative Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it; and

(c)	be entitled to carry out all dealings with the Lenders through the Administrative Agent and may give to the Administrative Agent any notice or other communication required to be given by the Security Agent to the Lenders.

26.4	Security Agent’s actions

Subject to the provisions of this Clause 26:

(a)	the Security Agent may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all the Secured Parties; and

(b)	at any time after receipt by the Security Agent of notice from the Administrative Agent directing the Security Agent to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Agent may, and shall if so directed by the Administrative Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.

26.5	Security Agent’s discretions

(a)	The Security Agent may assume (unless it has received actual notice to the contrary in its capacity as Security Agent) that:

(i)	no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents; and

(ii)	any right, power, authority or discretion vested in any person has not been exercised.

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(b)	The Security Agent may, if it receives any instructions or directions from the Administrative Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied.

(c)	The Security Agent may engage, pay for and rely on the advice or services of any legal advisers, accountants, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party).

(d)	The Security Agent may rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party or an Obligor, upon a certificate signed by or on behalf of that person.

(e)	The Security Agent may refrain from acting in accordance with the instructions of the Administrative Agent or Lenders (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or Security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.

26.6	Security Agent’s obligations

The Security Agent shall promptly inform the Administrative Agent of:

(a)	the contents of any notice or document received by it in its capacity as Security Agent from any Obligor under any Finance Document; and

(b)	the occurrence of any Default of which the Security Agent has received notice from any other party to this Agreement.

26.7	Excluded obligations

The Security Agent shall not:

(a)	be bound to enquire as to the occurrence or otherwise of any Default or the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;

(b)	be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)	be under any obligations other than those which are specifically provided for in the Finance Documents; or

(e)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Obligor.

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26.8	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Secured Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents, the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(d)	take, or to require any of the Obligors to take, any steps to perfect its title to any of the Secured Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.

26.9	Insurance by Security Agent

(a)	The Security Agent shall not be under any obligation to insure any of the Secured Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Secured Party has requested it to do so in writing and the Security Agent has failed to do so within 14 days after receipt of that request.

26.10	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets held by it in its capacity as Security Agent as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the Transaction Security and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

26.11	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, the right and title as each of the Obligors may have to any of the Secured Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

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26.12	Refrain from illegality

The Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Agent may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.

26.13	Business with the Obligors

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.

26.14	Releases

(a)	Upon a disposal of any of the Secured Property:

(i)	pursuant to the enforcement of the Transaction Security by the Security Agent; or

(ii)	if that disposal is permitted under the Finance Documents,

the Security Agent shall (at the cost of the Borrower) release that property from the Transaction Security and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim over that asset that may be required or desirable.

(b)	If the Security Agent, with the approval of all Lenders, determines that (i) all of the Secured Obligations and all other obligations secured by any of the Security Documents have been fully and finally discharged and (ii) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents.

26.15	Powers supplemental

The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be supplemental to any which may be vested in the Security Agent by general law or otherwise.

26.16	Resignation of Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Parties (or to the Administrative Agent).

(b)	Alternatively the Security Agent may resign by giving notice to the other Parties (or to the Administrative Agent) in which case the Majority Lenders may appoint a successor Security Agent.

(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Administrative Agent) may appoint a successor Security Agent.

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(d)	The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(e)	The Security Agent’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security to that successor.

(f)	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 25 (Role of the Agents and the Mandated Lead Arrangers) and this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.

26.17	Delegation

(a)	The Security Agent may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)	The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions as the Security Agent may think fit in the interests of the Secured Parties.

26.18	Additional security agent

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate security agent or as a co-security agent jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and the Agents of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to any person, and any reasonable and documented costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

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27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) or Clause 31 (Application of Proceeds) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within 3 Business Days, notify details of the receipt or recovery to the Agents;

(b)	the Administrative Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Paying Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Paying Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within 3 Business Days of demand by the Administrative Agent, pay to the Paying Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Administrative Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Agents shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party’s rights

As between the relevant Obligor and Recovering Finance Party the Sharing Payment shall be treated as not having been paid and the Recovering Finance Party shall retain all its rights against the relevant Obligor with respect to the Sharing Payment (except to the extent of any sum received by it from the Paying Agent as its share of the Sharing Payment).

28.4	Reversal of redistribution

Senior Secured Credit Facility Agreement

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Administrative Agent, pay to the Paying Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	the relevant Obligor will be liable to each reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings;

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Senior Secured Credit Facility Agreement

SECTION 11
ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Paying Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Paying Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Paying Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Paying Agent specifies.

29.2	Distributions by the Paying Agent

Each payment received by the Paying Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor), Clause 29.4 (Clawback) and Clause 25.16 (Deduction from amounts payable by the Paying Agent) be made available by the Paying Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Paying Agent by not less than 5 Business Days’ notice.

29.3	Distributions to an Obligor

The Paying Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Paying Agent under the Finance Documents for another Party, the Paying Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Paying Agent pays an amount to another Party and it proves to be the case that the Paying Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Paying Agent shall on demand refund the same to the Paying Agent together with interest on that amount from the date of payment to the date of receipt by the Paying Agent, calculated by the Paying Agent to reflect its cost of funds.

29.5	Partial payments

(a)	If the Paying Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Paying Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

Senior Secured Credit Facility Agreement

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents and the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Paying Agent shall, if so directed by all of the Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) to (d) below, KRW is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

29.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

Senior Secured Credit Facility Agreement

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Administrative Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Administrative Agent (acting reasonably and in good faith after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency and to put the parties in the same position, so far as possible, that they would have been in had no change in currency occurred.

30.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	APPLICATION OF PROCEEDS

31.1	Order of application

All moneys from time to time received or recovered by the Security Agent for the account of the Secured Parties in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Agent to apply them at such times as the Security Agent sees fit, to the extent permitted by applicable law, in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (in its capacity as Security Agent);

(b)	in payment to the Paying Agent, on behalf of the Finance Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with Clause 29.5 (Partial payments);

(c)	if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Obligor; and

(d)	the balance, if any, in payment to the relevant Obligor.

31.2	Investment of proceeds

Senior Secured Credit Facility Agreement

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 31.1 (Order of application) the Security Agent may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent or Administrative Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent’s discretion in accordance with the provisions of this Clause 31.

31.3	Currency conversion

(a)	For the purpose of or pending the discharge of any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

31.4	Permitted deductions

The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Tax or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Tax which may be assessed against it in respect of any of the Secured Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under this Agreement).

31.5	Discharge of Secured Obligations

(a)	Any payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Paying Agent on behalf of the Lenders and that payment shall be a good discharge to the extent of that payment, to the Security Agent.

(b)	The Security Agent is under no obligation to make payment to the Paying Agent in the same currency as that in which any Unpaid Sum is denominated.

31.6	Sums received by Obligors

If any of the Obligors receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with this Clause 31.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

Senior Secured Credit Facility Agreement

32.2	Addresses

The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Obligors, that identified with its name below;

(b)	in the case of each Lender and Mandated Lead Arranger, that notified in writing to the Administrative Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of each Agent, that identified with its name below,

or any substitute address, fax number, telex number or department or officer as the Party may notify to the Administrative Agent (or the Administrative Agent may notify to the other Parties, if a change is made by the Administrative Agent) by not less than 5 Business Days’ notice.

32.3	Delivery

(a)	Any notice or other communication or document made or delivered by one person to another under or in connection with the Finance Documents shall be in writing and will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender’s copy of the notice;

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer. However, a notice given in accordance with the above but received on a day which is not a Business Day or after normal business hours in the place or receipt shall be deemed to have been received on the next Business Day.

(b)	Any notice or other communication or document to be made or delivered to the Administrative Agent or to the Security Agent will be effective only when actually received by the Administrative Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Administrative Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Administrative Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Administrative Agent.

Senior Secured Credit Facility Agreement

(d)	Any notice or other communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Guarantors.

(e)	All notices to a Lender from the Security Agent shall be sent through the Administrative Agent.

32.4	Notification of address, fax number and telex number

Promptly upon receipt of notification of an address, fax number and telex number or change of address, fax number or telex number pursuant to Clause 32.2 (Addresses) or changing its own address, fax number or telex number, the Administrative Agent shall notify the other Parties.

32.5	Electronic communication

(a)	Any communication to be made between an Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the relevant Agent (as the case may be) and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between an Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the relevant Agent only if it is addressed in such a manner as the relevant Agent shall specify for this purpose.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Administrative Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

Senior Secured Credit Facility Agreement

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days (unless otherwise specified in a Finance Document and other than in respect of any interest, commission or fee accruing in relation to any USD Loan, which shall be calculated on the basis of a year of 360 days).

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Mandated Lead Arranger any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Administrative Agent or, in relation to the Security Documents, the Security Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

(c)	The Borrower may agree and effect any amendment or modification of the provisions of any Finance Document on behalf of itself and each other Obligor.

36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

Senior Secured Credit Facility Agreement

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in an Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to any Obligor other than as contemplated by and in accordance with Clause 24.2 (Guarantor accession);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 36;

(viii)	change in currency;

(ix)	application of the proceeds of any prepayment;

(x)	pro rata sharing of any amount; or

(xi)	the nature or scope of the Secured Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Administrative Agent, the Paying Agent, the Security Agent or the Mandated Lead Arrangers may not be effected without the consent of the Administrative Agent, the Paying Agent, the Security Agent or the Mandated Lead Arrangers.

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Senior Secured Credit Facility Agreement

SECTION 12
GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement is governed by the laws of Korea.

39.	ENFORCEMENT

(a)	The courts of Korea have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including without limitation a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Korea are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	No Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Senior Secured Credit Facility Agreement

SCHEDULE 1
The Original Lenders

	Facility A	Facility B1	Facility B2	Facility C
Name of Lender	(USD)	(KRW)	(USD)	(KRW)
ABN AMRO Bank N.V., Seoul Branch		2,000,000,000
BNP Paribas, Seoul Branch		2,000,000,000
Calyon Seoul Branch		2,000,000,000
Chohung Bank	5,000,000	25,000,000,000		10,000,000,000
DBS Bank Ltd, Seoul Branch		11,000,000,000
JPMorgan Chase Bank N.A., Seoul Branch		2,000,000,000
KDB Ireland Ltd	171,857,140		208,142,860
Kookmin Bank	5,000,000	30,000,000,000		10,000,000,000
Korea Exchange Bank		30,000,000,000		10,000,000,000
Korea Exchange Bank, Hong Kong Branch Investment Banking Team	5,000,000
National Agricultural Cooperative Federation	5,000,000	30,000,000,000		10,000,000,000
Shinhan Bank	5,000,000	25,000,000,000		10,000,000,000
Société Générale, Seoul Branch		2,000,000,000
Standard Chartered Bank, Seoul Branch		24,000,000,000
The Korea Development Bank	4,952,380	65,047,620,000		10,000,000,000
Total	201,809,520	250,047,620,000	208,142,860	60,000,000,000

Senior Secured Credit Facility Agreement

SCHEDULE 8
Applicable Margins

1.	Initial Margins

1.1	Subject to Paragraph 2 (Adjusted Margins) below:

(a)	the Facility A Applicable Margin shall be 1.8500%;

(b)	the Facility B1 Applicable Margin shall be 2.0500%;

(c)	the Facility B2 Applicable Margin shall be 2.0500%; and

(d)	the Facility C Applicable Margin shall be 2.0750%.

2.	Adjusted Margins

2.1	Provided that no Default has occurred and is continuing and subject to Paragraph 2.2 below, the Applicable Margin in respect of each Facility, shall be the rate per annum equal to the percentage set forth in the grid below opposite the Borrower’s Rating at such time:

	Facility A	Facility B1	Facility B2	Facility C
BB/Ba2 or lower or unrated	1.8500%	2.0500%	2.0500%	2.0750%
BB+/Ba1	1.6500%	1.8500%	1.8500%	1.8750%
BBB-/Baa3	1.4000%	1.6000%	1.6000%	1.6250%
BBB/Baa2	1.2500%	1.4500%	1.4500%	1.4750%
BBB+/Baa1 or higher	1.1000%	1.3000%	1.3000%	1.3250%

2.2	Notwithstanding anything to the contrary in this Schedule 8, no adjustment to any Applicable Margin pursuant to Paragraph 2.1 above may take place during the 6 month period beginning on the date of the first Utilisation of the Facilities hereunder. Without prejudice to the forgoing, any adjustment to an Applicable Margin as contemplated by this Schedule 8 shall only take effect in relation to a Loan made after the date of publication of the relevant Rating of the Borrower or, in the case of any Loan which is outstanding at such publication date, on the first day of the next succeeding Interest Period of that Loan (or, in the case of any Loan which has an Interest Period of greater than three (3) months, on the next succeeding date upon which accrued interest is payable in respect of that Loan as contemplated by and in accordance with Clause 8.2 (Payment of interest)).

3.	Additional Margin

Senior Secured Credit Facility Agreement

3.1	Notwithstanding anything to the contrary in this Agreement, the Facility A Applicable Margin and the Facility B2 Applicable Margin in respect of any portion of any USD Loan made by the Original USD Lender shall be an amount equal to (i) the amount calculated from time to time in accordance with Paragraph 1 (Initial Margins) and Paragraph 2 (Adjusted Margins) above plus (i) 0.15%.

Senior Secured Credit Facility Agreement

SCHEDULE 11
Summary of Key Terms of Intercreditor Arrangements

The intercreditor arrangements between (i) any person to whom the Borrower grants any Security over any of its assets after the date of this Agreement (the “New Secured Creditors”) (excluding any Security granted under the Security Documents) and (ii) the Secured Parties, (the Secured Parties, together with the New Secured Creditors being the “Senior Lenders”) will be set out in (an) intercreditor agreement(s) (the “Intercreditor Agreement(s)”) which will contain the following key terms:

1.	THE SECURITY

1.1	Security shall be granted for the benefit of the Senior Lenders with the rights of the Secured Parties and the New Secured Creditors to and under that Security ranking pari passu.

1.2	A Security Agent will administer the rights of the Senior Lenders with respect to the Security. The Security Agent will be appointed by the Senior Lenders pursuant to the Intercreditor Agreement (see further below).

2.	THE SECURED OBLIGATIONS

The Security will secure the obligations of the Borrower to the Senior Lenders on a pari passu basis.

3.	SECURITY AGENT/INSTRUCTING LENDERS

3.1	The Intercreditor Agreement shall include the terms of the Security Agent’s appointment and shall include provisions dealing with the distribution of proceeds received by the Security Agent.

3.2	The Instructing Lenders (as defined below) will be entitled to instruct the Security Agent in relation to the Security.

3.3	The “Instructing Lenders” shall be those Senior Lenders who together have participations in outstanding loans and/or other Financial Indebtedness to the Borrower of more than (in aggregate) 50% of the aggregate amount of all such loans or Financial Indebtedness owing to the Senior Lenders by the Borrower.

4.	ENFORCEMENT ACTION AND STANDSTILL

4.1	The right to instigate enforcement of the Security shall be given to the Instructing Lenders.

4.2	The Senior Lenders shall share the proceeds of enforcement of the Security on an equal ranking basis, pro rata their respective participations in outstanding loans and/or other Financial Indebtedness (as applicable) owing to them by the Borrower.

4.3	The Security Agent shall apply any enforcement proceeds to discharge the amounts which are due and payable by the Obligors to the Senior Lenders at the relevant time.

Senior Secured Credit Facility Agreement

4.4	If the Security Agent enforces the Security as a result of a default under either the Facilities or any other facility (a “New Facility”) under which the Borrower has incurred Financial Indebtedness to a New Secured Creditor (the facility which is in default being the “Accelerated Facility”), but there are, at the time of such enforcement, no amounts which are then due and payable under the facility which is not in default (the “Non-Accelerated Facility”), then the Security Agent shall deposit an amount equal to the portion of the proceeds of enforcement which would have been applied to discharge the amount which would have been due and payable by the Obligors to the relevant Senior Lenders under the Non-Accelerated Facility had the Non-Accelerated Facility been in default in a suspense account to be held pending application (or release) in accordance with the terms of the Intercreditor Agreement.

4.5	If an event of default under the Facilities or a New Facility occurs, any Senior Lender may ask the Instructing Lenders to take enforcement action by issuing an “Enforcement Request”. The issue of this request shall start a “Standstill Period” running, the length of which shall be 90 days in respect of (i) an insolvency event relating to an Obligor and (ii) a payment default under the relevant facility, 120 days in respect of a breach of a financial covenant in the relevant facility and 150 days in respect of any other event of default specified in the relevant facility.

4.6	During the Standstill Period the Senior Lender suffering the default may not take any enforcement action but the Instructing Lenders may consider what, if any, action they want to take.

4.7	Once the Standstill Period has ended, if the Instructing Lenders have still not commenced enforcement in respect of a default under their facility/ies, the minority lenders whose facility/ies was/were in default and who issued the Enforcement Request will have the right to commence enforcement action.

5.	CONTRACTUAL OBLIGATION TO TURNOVER MONEY

If any Senior Lender receives an amount from the proceeds of any enforcement of the Security which it is not entitled to receive or which is in excess of the amount required to discharge the amounts then due and payable by the Obligors to that Senior Lender, it must pay an amount equal to that sum to the Security Agent who shall deposit such sum into a suspense account for redistribution to those Senior Lenders who are entitled to receive it or otherwise for application in accordance with the terms of the Intercreditor Agreement.

Senior Secured Credit Facility Agreement

SIGNATURES

THE BORROWER

hanarotelecom incorporated

By:	/s/ Janice Lee

Address:	43, Taepyeongno2-Ga Jung-Gu
Seoul 100-733
Korea

Fax:	+82 2 6266 2372

Attention:	Janice Lee

Senior Secured Credit Facility Agreement

THE MANDATED LEAD ARRANGERS

ABN AMRO BANK N.V., SEOUL BRANCH

By:	/s/ H.S. Kim

/s/ Eun Hee Choi

Senior Secured Credit Facility Agreement

BNP PARIBAS, SEOUL BRANCH

By:	/s/ Jae Young Lee

Senior Secured Credit Facility Agreement

CALYON

By:	/s/ Michel Roy

Senior Secured Credit Facility Agreement

CHOHUNG BANK

By:	/s/ Hee-Chang Yang

Senior Secured Credit Facility Agreement

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., HONG KONG BRANCH

By:	/s/ Jeroen Nijsen

Senior Secured Credit Facility Agreement

DBS BANK LTD

By:	/s/ Aaron Chow

Senior Secured Credit Facility Agreement

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/ Chris Gammons

/s/ Simon Man

Senior Secured Credit Facility Agreement

ING BANK N.V., SINGAPORE BRANCH

By:	/s/ Ajay Sawhney

/s/ Edmund Leong

Senior Secured Credit Facility Agreement

JPMORGAN CHASE BANK, N.A., HONG KONG BRANCH

By:	/s/ Richard Desai

Senior Secured Credit Facility Agreement

KOOKMIN BANK

By:	/s/ Choong Sik Park

Senior Secured Credit Facility Agreement

THE KOREA DEVELOPMENT BANK

By:   /s/   Jeong, Tae Jin

Senior Secured Credit Facility Agreement

KOREA EXCHANGE BANK

By:   /s/   In - Kyun Cho

Senior Secured Credit Facility Agreement

NATIONAL AGRICULTURAL COOPERATIVE FEDERATION

By:	/s/ Sang Dae Lee

Senior Secured Credit Facility Agreement

SHINHAN BANK

By:   /s/   Taeyup Kwon

Senior Secured Credit Facility Agreement

SOCIÉTÉ GÉNÉRALE, SEOUL BRANCH

By:   /s/   Pierre Yves Grimaud

Senior Secured Credit Facility Agreement

STANDARD CHARTERED BANK

By:   /s/   Eric Chan

Senior Secured Credit Facility Agreement

WESTLB AG HONG KONG BRANCH

By:   /s/   Jasper Wong

         /s/   Angela Chen

Senior Secured Credit Facility Agreement

THE ADMINISTRATIVE AGENT

KOREA EXCHANGE BANK, HONG KONG BRANCH

By:   /s/   In - Kyun Cho

Address:	32/F., Far East Finance Centre
16 Harcourt Road
Hong Kong

Tel:	+852-2529-8072 / 2734

Fax:	+852-2865-4746 / 1886

Attention:	Jong-Min Jeong / Ada Lee

E-mail:	kebhkibt@pacific.net.hk

Senior Secured Credit Facility Agreement

THE PAYING AGENT

THE KOREA DEVELOPMENT BANK

By:   /s/   Kim Chang Bae

Address:	16-3, Yoido-dong Youngddungpo-gu Seoul, Korea, 150-721

Tel:	+822-787-7358

Fax:	+822-787-7398

Attention:	Cho, Yong Hoon

E-mail: joblack1975@kdb.co.kr

Senior Secured Credit Facility Agreement

THE SECURITY AGENT

THE KOREA DEVELOPMENT BANK

By:   /s/   Jeong, Tae Jin

Address:	16-3, Yoido-dong Youngddungpo-gu Seoul, Korea, 150-721

Tel:	+822-787-5134

Fax:	+822 787 5191

Attention:	Lee, Young Jae

E-mail:	youngjlee@kdb.co.kr

Senior Secured Credit Facility Agreement

THE ORIGINAL LENDERS

ABN AMRO BANK N.V., SEOUL BRANCH

By:   /s/   H.S. Kim

         /s/   Eun Hee Choi

Address:	11/12th Fl., Seoul City Tower
581, Namdaemunro 5-ka, Chung-ku
Seoul, Korea, 100-741

Tel:	+822-2131-6000 (General)

Fax:	+822-2131-6010 (General) with a copy to +852-2700-3450

Attention:	Henry Hui / Lyla Kanji / Eun Kyung Ahn / Young Mi Yoo / Eun Hee Choi

E-mail:	henry.hui@hk.abnamro.com / lyla.kanji@hk.abnamro.com
/ eun.kyung.ahn@kr.abnamro.com / young.mi.yoo@kr.abnamro.com
/ eun.hee.choi@kr.abnamro.com

Senior Secured Credit Facility Agreement

BNP PARIBAS, SEOUL BRANCH

By:   /s/   Jae Young Lee

Address:	23rd & 24th Fl., Taepyeongno Building
310, Taepyeongno 2-ga, Jung-gu
Seoul, 100-767, Korea

Tel:	+822-317-1725 / +65-6210-1804 / +822-317-1725

Fax:	+822-757-2530 / +65-6210-1809 / +822-757-2530

Attention:	Mr. Sung Ryong Jo / Damien Servant / Woo-Hee Lee

E-mail:	sungryong.jo@asia.bnpparibas.com / damien.servant@asia.bnpparibas.com /
woohee.lee@asia.bnpparibas.com

Senior Secured Credit Facility Agreement

CALYON SEOUL BRANCH

By:   /s/   Michel Roy

Address:	19th Floor, Kyobo B/D, 1 Jongro - 1 ga, Jongro-gu Seoul, Korea, 100-603

Tel:	+822-3700-9610 / +822-3700 9621

Fax:	+822-732-7611 / +822-722-7839

Attention:	Mr. Dong-Heon Song / Ms. Sun Hee Kim

E-mail:	dong-heon.song@kr.calyon.com / sun-hee.kim@kr.calyon.com

Senior Secured Credit Facility Agreement

CHOHUNG BANK

By:   /s/   Hee - Chang Yang

Address:	14, 1-ka, Namdaemoon-ro Chung-ku Seoul, Korea

Tel:	+822-3700-4943 / 4847 / 4851

Fax:	+822-3700-4908 / 4908 6463

Attention:	Doohwan Bae / Seungkyoo Han / Hyungkyu Kim

E-mail:	portfolio@chb.co.kr / imhan@chb.co.kr / chbcokr@chb.co.kr

Senior Secured Credit Facility Agreement

DBS BANK LTD, SEOUL BRANCH

By:   /s/   Aaron Chow

Address:	20TH Floor, Kwanghwamoon Building 64-8, 1-ka Taepyungro, Chung-ku, Seoul, Korea

Tel:	+822-399-2626 / +822-399-2656

Fax:	+822-732-7953 / +65-6878-4972 / +852-2259-9418

Attention:	Ms. Suh Chae Bong / Mr. Yoon Sang Joon / Mr. Low Jee Fun (copy to DBS Singapore, Amit Sinha / Vivek Chandy and DBS Hong Kong, Aaron Chow / Grace Wong)

E-mail:	chaebong@dbs.com / sangjoon@dbs.com/ jeefun@dbs.com / amitsinha@dbs.com / vivekpc@dbs.com / aaronchow@dbs.com / graceskwong@dbs.com

Senior Secured Credit Facility Agreement

JPMORGAN CHASE BANK, N.A., SEOUL BRANCH

By:   /s/   D.J. Kim

Address:	34-35 Jeong-dong, Jung-gu Seoul, Korea, 100-120

Tel:	+822-758-5380

Fax:	+822-758-5425

Attention:	Su Chong Paek

E-mail:	su.chong.paek@jpmorgan.com

Senior Secured Credit Facility Agreement

KDB IRELAND LTD

By:   /s/   Dong Seok Woo

Address:	Ground Floor, Russell House Stokes Place, St. Stephen’s Green Dublin 2, Ireland

Tel:	+3531-475-3644

Fax:	+3531-475-3658

Attention:	Tae Hee Kim / Fiona Lee-Gargan

E-mail:	kdbireland@kdb.co.kr

Senior Secured Credit Facility Agreement

KOOKMIN BANK

By:   /s/   Choong Sik Park

Address:	Investment Banking Team 15-22, Yeoido-dong, Yeongdeungpo-gu, Seoul, Korea, 150-757

Tel:	+822-2073-3242

Fax:	+822-2073-3239

Attention:	In Hyun Cha / Hyoung Yoon Kim / Kyung Ho Chae

E-mail:	ihcha@kbstar.co.kr / hyoonkim@kbstar.co.kr / kenchae@kbstar.co.kr

Senior Secured Credit Facility Agreement

THE KOREA DEVELOPMENT BANK

By:   /s/   Jeong, Tae Jin

Address:	16-3, Yoido-dong Youngddungpo-gu Seoul, Korea 150-721

Tel:	+822-787-5134 / 7425 / 7409

Fax:	+822-787-5191 / 7494 / 7494

Attention:	Lee, Young Jae / Lee, Seon Ho / Kwon, Yong Il

E-mail:	youngjlee@kdb.co.kr / syndication@kdb.co.kr / yikwon@kdb.co.kr

Senior Secured Credit Facility Agreement

KOREA EXCHANGE BANK

By:   /s/   In - Kyun Cho

Address:	181, Ulchiro 2-Ka, Chung-Gu Seoul, Korea, 100-793

Tel:	+822-729-0370 / 3465-1101 (500)

Fax:	+822-318-3981 / 587-5315

Attention:	Joo Heung, Kim / Sung Min, Kim

E-mail:	joohkim@keb.co.kr / smk@keb.co.kr

Senior Secured Credit Facility Agreement

KOREA EXCHANGE BANK, HONG KONG BRANCH INVESTMENT BANKING TEAM

By:   /s/   In - Kyun Cho

Address:	32/F., Far East Finance Centre 16 Harcourt Road Hong Kong

Tel:	+852-2529-8072 / 2734

Fax:	+852-2865-4746 / 1886

Attention:	Mr. J.M. Jeonmg / Ms. Ada Lee

E-mail:	kebhkibt@pacific.net.hk

Senior Secured Credit Facility Agreement

NATIONAL AGRICULTURAL COOPERATIVE FEDERATION

By:   /s/   Sang Dae Lee

Address:	15TH Floor Lmkwang Bldg 267, Migun-dong, Seodaemun-ku Seoul, Korea, 120-705

Tel:	+822-2014-4726

Fax:	+822-2014-4720

Attention:	Lee, Sang Dae / Lee, Sang Wook

E-mail:	kolee@nonghyup.com / mightydk@nonghyup.com

Senior Secured Credit Facility Agreement

SHINHAN BANK

By:   /s/   Taeyup Kwon

Address:	120 2Ga Taepyung-Ro, Jung-Gu, Seoul, Korea, 100-102

Tel:	+822-6263-8156 / 779-7321

Fax:	+822-6263-8130 / 771-6834

Attention:	Andy (Wonkee) Choi / Yoo-Sik Shin

E-mail:	andychoi@shinhan.com / ysshin@shinhan.com

Senior Secured Credit Facility Agreement

SOCIÉTÉ GÉNÉRALE, SEOUL BRANCH

By:   /s/   Pierre Yves Grimaud

Address:	10/F Sean Building 116, 1-ka Shinmun-ro, Chongro-ku Seoul, Korea

Tel:	+822-2195-7613 / 7815

Fax:	+822-2195-7878 / 7700

Attention:	Simon Koh / Gyung Sook Kim

E-mail:	simon.koh@sgcib.com / Gyung-sook.kim@sgcib.com

Senior Secured Credit Facility Agreement

STANDARD CHARTERED BANK, SEOUL BRANCH

By:   /s/   Won Woo Lee

Address:	22/F, Seoul Finance Center Building 84 Taepyeongro 1-ga, Jung-gu Seoul, Korea

Tel:	+822-750-6210 / +822-750-6211

Fax:	+822-757-7444

Attention:	Eun Joo, Choi / Sung Mi, Cho

E-mail:	Choi.Eun-Joo@kr.standardchartered.com / Cho.Sung-Mi@kr.standardchartered.com

Senior Secured Credit Facility Agreement